      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2000

                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                            REGISTRATION STATEMENT ON
                                    FORM SB-2

                        UNDER THE SECURITIES ACT OF 1933

                                -----------------

                                JAGNOTES.COM INC.
                 (Name of Small Business Issuer in its Charter)

                                     Nevada
                            (State of Incorporation)

          8999                                                88-0380456
(Primary Standard Industrial                            (IRS Employer I.D. No.)
 Classification Code No.)

                                1415 Wyckoff Road
                          Farmingdale, New Jersey 07727
                                 (732) 919-0078
         (Address and Telephone Number of Principal Executive Office and
                          Principal Place of Business)

                            -------------------------

                                  Gary Valinoti
                       President & Chief Executive Officer
                                JagNotes.com Inc.
                                1415 Wyckoff Road
                          Farmingdale, New Jersey 07727
                               Tel: (732) 919-0078
                               Fax: (732) 919-7419
            (Name, address and telephone number of agent for service)

                                    Copy to:

                            Thomas J. Mazzarisi, Esq.
                  Executive Vice President and General Counsel
                                JagNotes.com Inc.
                       1200 N. Federal Highway, Suite 200
                            Boca Raton, Florida 33432
                               Tel: (561) 447-8248
                               Fax: (561) 447-8247

                            -------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.           / / ____________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                               / / ____________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                               / / ____________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

============================ ==================== ==================== ====================== ======================
  Title of each class of                           Proposed maximum          Proposed
     securities to be           Amount to be        offering price       maximum aggregate          Amount of
        registered              registered(1)         per unit(2)        offering price(2)       registration fee
---------------------------- -------------------- -------------------- ---------------------- ----------------------
Common Stock
$.00001 par value             19,453,571 shares        $1.36(3)           $26,456,856.56(3)          $6,985
---------------------------- -------------------- -------------------- ---------------------- ----------------------
Previously Paid                                                                                        $0
---------------------------- -------------------- -------------------- ---------------------- ----------------------
TOTAL DUE                                                                                            $6,985
============================ ==================== ==================== ====================== ======================

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, such additional number of shares of the registrant's common stock that may become issuable as a result of any stock split, stock dividend or similar event. In addition, we have registered (i) 5,000,000 shares based on a good faith estimate of the maximum amount issuable pursuant to the floating conversion rate of an 8% Convertible Debenture, (ii) 10,000,000 shares based on a good faith estimate of the maximum amount that may be sold pursuant to an equity line of credit agreement and (iii) 2,000,000 shares based on a good faith estimate of the maximum amount issuable upon the exercise of stock purchase warrants to be delivered in connection with the equity line of credit agreement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457.

(3) Based upon the average of the bid and asked prices for the common stock on July 19, 2000, as reported by the OTC Bulletin Board.

                            -------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, dated July 25, 2000

                                JagNotes.com Inc.
                                   Prospectus

                        19,453,571 Shares of Common Stock


--------------------------------------------------------------------------------

      This prospectus relates to the resale by certain persons who are, or will become, stockholders of JagNotes.com Inc. of up to 19,453,571 shares of our common stock.

      CALP II Limited Partnership is an "underwriter" within the meaning of the Securities Act in connection with the resale under this prospectus of up to 10,000,000 shares it may receive pursuant to an equity line of credit agreement entered into with us on June 14, 2000. Accordingly, the 15% discount on the purchase of the common stock to be received by CALP II Limited Partnership pursuant to such agreement will be an underwriting discount under the Securities Act.

      Our common stock is traded in the over the counter market and quoted on the Nasdaq OTC Bulletin Board under the symbol "JNOT." The closing bid and asked prices on July 19, 2000 were $1.31 and $1.41, respectively.

                               ------------------

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

      These shares have not been approved by the SEC or any state securities commission nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      This investment is highly speculative and involves a high degree of risk. You should purchase these shares only if you can afford a complete loss. See "Risk Factors" beginning on page 9 for more information.

                                -----------------

                  The date of this prospectus is July __, 2000

                                TABLE OF CONTENTS

                                                                                        PAGE

Summary                                                                                  3

Risk Factors                                                                             9

Use of Proceeds                                                                         18

Selected Financial Data                                                                 19

Management's Discussion and Analysis of Financial Condition and Results of Operation    20

Market For Common Stock and Related Stockholder Matters                                 28

The Company                                                                             29

Management and Executive Compensation                                                   43

Security Ownership of Certain Beneficial Owners and Management                          47

Selling Stockholders                                                                    48

Plan of Distribution                                                                    49

Description of Securities                                                               54

Legal Matters                                                                           55

Experts                                                                                 55

Other Information                                                                       55

Index to Financial Statements                                                           F-1

                                     SUMMARY

      This section highlights selected information only and may not contain all of the information that may be important to you. Please read this entire prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

      Throughout this prospectus, when we refer to (i) "JagNotes" or when we speak of ourselves generally, we are referring collectively to JagNotes.com Inc. and its subsidiary unless the context indicates otherwise or as otherwise noted and (ii) "CALP II," we are referring to CALP II Limited Partnership, one of the selling stockholders offering shares covered by this prospectus.

      JagNotes(SM) and JAGfn(SM) are servicemarks of JagNotes.com Inc.

                                   The Company

      JagNotes is an Internet-based provider of financial and investment information. At our web site, www.jagfn.com, our subscribers can access timely financial information, reports and commentary as well as "JagNotes," a daily early-morning investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. While our target market in the past has been primarily limited to institutional investors, we are now, through the Internet, targeting retail subscribers in an effort to expand our subscriber base.

      We have recently focused our efforts on the establishment of a free, advertising based webcasting network named JAGfn, which will feature original, live financial programming focusing on breaking news and market-moving information geared toward online investors and financial professionals. Subject to financing being available, we are planning to launch our webcasting business in August 2000, broadcasting nine hours of market coverage each trading day, starting at 8:00 a.m. EST and concluding at 5:00 p.m. EST. The webcast will feature the following three programs:

      o an early morning program to prepare subscribers for the opening of market trading;

      o a program during market hours, offering in-depth, real-time market coverage; and

      o a program following the close of the securities markets that emphasizes portfolio and market strategies for the next morning's opening bell.

      We intend to create a webcasting schedule which is fast-paced, informative and entertaining. We expect coverage during trading hours to be largely unstructured and unscripted, reflecting the nature of the securities markets themselves.

      A detailed description of our business strategy is provided under the heading "The Company" below.

      Our address is 1415 Wyckoff Road, Farmingdale, New Jersey 07727 and our telephone number is (732) 919-0078.

                                  The Offering

      The shares covered by this prospectus which are being offered by the selling stockholders consist of:


      o up to 10,000,000 shares of common stock that CALP II may purchase from us pursuant to an equity line of credit agreement,

      o up to 2,000,000 shares of common stock that CALP II may acquire upon exercise of stock purchase warrants which we may issue to CALP II, from time to time, in connection with an equity line of credit agreement,

      o up to 5,000,000 shares of common stock that may be issued to CALP II upon conversion of an 8% Convertible Debenture due June 12, 2003,

      o 428,571 shares of common stock that may be issued to CALP II upon exercise of a stock purchase warrant,

      o 250,000 shares of common stock that may be issued to Thompson Kernaghan & Co., Ltd. upon exercise of a stock purchase warrant,

      o 25,000 shares of common stock that may be issued to Butler Gonzalez, LLP upon exercise of a stock purchase warrant,

      o 500,000 shares of common stock that may be issued to Strategic Growth International, Inc. upon exercise of a stock option, and

      o an aggregate of 1,250,000 shares of common stock that may be issued to The May Davis Group, Inc. and five of its affiliates upon the exercise of stock purchase warrants.


Private Equity Line of Credit

      Because our expenditures have significantly exceeded our cash revenues generated to date, we will require more capital to achieve our current business strategy. At this time, our principal source of funding is CALP II Limited Partnership, which has entered into a $10,000,000 equity line of credit agreement with us.

      Under the equity line credit agreement, we are entitled to periodically cause CALP II to purchase shares of our common stock The following is a summary of the terms of that agreement:

Securities to be sold:                  JagNotes common stock

Maximum purchase price:                 $10,000,000

Period of Sale:                         The period beginning on June 14, 2000
                                        and ending on December 14, 2002.

Maximum amount of each draw:            $900,000

Minimum amount of each draw:            Notwithstanding any other limitation
                                        imposed by the terms and conditions of
                                        the equity line of credit agreement, we
                                        may draw down any amount up to and
                                        including $350,000, net of any placement agent commissions, during each 15 day period within the term of the agreement until such time as we have drawn down a total of $10,000.000 under the equity line or the agreement has been otherwise terminated as described below.

Draw dates:                             Dates selected by us but no more
                                        frequently than once every 15 days.

Sale price per share to CALP II:        85% of average of the five lowest
                                        closing bid prices of our common stock
                                        over the ten trading days beginning on
                                        the date we elect to exercise our put
                                        right.

Payment and delivery of shares:         Ten trading days following a draw.

Conditions to draws:                      -    The closing price of our common
                                               stock on the date preceding the
                                               date on which CALP II advances
                                               the funds to us must be at least
                                               $1.00 per share.

                                          -    The average trading volume for
                                               each of the trading days within
                                               the ten calendar days preceding
                                               the date on which CALP II
                                               advances the funds to us shall be
                                               at least $20,000.

                                          -    There shall have been no
                                               suspension in the trading of our
                                               common stock by either the SEC or
                                               the Nasdaq OTC Bulletin Board or
                                               any other relevant market on
                                               which our common stock is traded.

                                          -    The registration statement, which
                                               includes this prospectus, must be
                                               effective.

Penalties:                                -    If the effectiveness of this
                                               registration statement is
                                               suspended for any period
                                               exceeding ten days (not including
                                               any period during which a
                                               post-effective amendment to this
                                               registration statement has been
                                               filed with, but not yet been
                                               declared effective by, the SEC),
                                               we have agreed to pay CALP II a
                                               penalty equal to 3% of the
                                               purchase price of the shares of
                                               common stock then held by CALP II
                                               for each ten day period that the
                                               registration statement is not
                                               effective.

                                          -    If we terminate or breach our
                                               agreement with CALP II prior to
                                               drawing down a minimum of
                                               $5,000,000 from the equity line
                                               of credit, we must issue warrants
                                               to CALP II for the remaining full
                                               undrawn amount up to $5,000,000.
                                               The warrants shall be exercisable
                                               at a price equal to the lowest
                                               closing bid price of our common
                                               stock during the three months
                                               prior to breach or termination.
                                               We also must pay CALP II the
                                               undrawn amount up to $5,000,000
                                               multiplied by an amount equal to
                                               the difference between (i) the
                                               average of the five lowest
                                               closing bid prices of our common
                                               stock over a ten trading day
                                               period preceding the breach or
                                               termination and (ii) 85% of such
                                               average market price.

Termination:                            CALP II shall have no further
                                        obligations to purchase shares of our
                                        common stock pursuant to the equity
                                        line of credit agreement if the
                                        effectiveness of this registration
                                        statement is suspended for more than
                                        30 trading days (not including any
                                        period during which a post-effective
                                        amendment to this registration
                                        statement has been filed with, but
                                        not yet been declared effective by,
                                        the SEC).

Ability to immediately resell shares:   CALP II is able to immediately resell to
                                        the public any shares it acquires from
                                        us.

Warrant Coverage:                       On each date on which CALP II advances
                                        funds to us under the private equity
                                        line, we must issue to CALP II a warrant to purchase a number of shares of common stock equal to 20% of the number of shares that are subject to the advance at an exercise price equal to 110% of the average bid price for the five trading days preceding the advance date.

Finders' fee:                           For arranging the sale to CALP II, we
                                        have agreed to pay to The May Davis
                                        Group, Inc., and Thompson Kernaghan &
                                        Co., Ltd., as agents, an aggregate of
                                        10% of the cash received from each draw
                                        in addition to the warrants issued to
                                        Thompson Kernaghan & Co., Ltd. as
                                        described below.

     As soon as practicable after the effectiveness of the registration statement of which this prospectus is a part, we plan to draw down $350,000 under the equity line, which, given our closing price of $1.41 per share on July 18, 2000, and our ten calendar day average daily trading volume of $57,532 shares for the period ending on July 18, 2000, would be the maximum initial amount we could draw down under the equity line if our first drawdown took place on July 19, 2000. We expect to effect subsequent drawdowns of the applicable maximum amount available under the equity line every 15 trading days thereafter until either the whole line has been utilized, or if earlier, December 14, 2002, the termination date of the equity line.

8% Convertible Debenture Due June 12, 2003

     On June 12, 2000, we effected a private placement of a convertible debenture in the principal amount of $2,500,000 due June 12, 2003 and bearing interest at 8% per year. The principal of and interest on the debenture is convertible into our common stock at the lesser of $1.31 per share or 75% of the average of the five lowest closing bid prices for such shares during the 20 trading days preceding the conversion. Once such shares are registered with the SEC, we can require such conversion at a rate based on a matrix of market price per share and daily volume in each 15 day period ranging from a high of $900,000 ($3.00 per share and 200,000 shares of daily trading volume) to $30,000 ($1.00 per share and 30,000 shares of daily trading volume). If the 8% Convertible Debenture were converted in full as of July 19, 2000, CALP II would be entitled to acquire approximately 2,427,185 shares of our common stock, or approximately 14% of the number of shares of common stock that were then outstanding after the conversion; however, because the terms and conditions of the 8% Convertible Debenture restrict CALP II from acquiring in excess of 10% of the outstanding shares of our common stock upon conversion, we only would be required to issue 1,642,445 shares of common stock to CALP II.

     As collateral for the 8% Convertible Debenture we have agreed to deposit 2,000,000 shares of our common stock in a segregated account with Thompson Kernighan & Co., Ltd. If an event of default occurs under the 8% Convertible Debenture, CALP II is entitled to foreclose on these shares. Upon conversion of the 8% Convertible Debenture, the shares held in escrow will be returned to us pro rata in accordance with the conversion amount.

     If the registration statement of which this prospectus is a part not declared effective by the SEC by October 10, 2000, the conversion price of the 8% Convertible Debenture will be reduced by 2% for the first 30 days following such date and an additional 2% each 30 days thereafter until the registration statement is declared effective by the SEC. In addition, if, after the registration statement becomes effective, we fail to maintain the effectiveness, CALP II may require us to pay a penalty equal to 2% of the purchase price of the shares of common stock then held by CALP II for each 30 day period that the registration statement is not effective.

Stock Purchase Warrants

CALP II Limited Partnership

      In connection with the issuance of the 8% Convertible Debenture, CALP II also received a five-year stock purchase warrant to purchase 428,571 shares of our common stock at a price of $1.75 per share.

Placement Agent and Legal Fees

      Thompson Kernaghan & Co., Ltd. received, as part of its placement agency fee, a five-year stock purchase warrant to purchase 250,000 shares of our common stock at a price of $2.00 per share. As part of their legal fee in connection with the preparation of documents relating to the 8% Convertible Debenture and the private equity line, Butler Gonzalez LLP received a five-year stock purchase warrant to purchase 25,000 shares of our common stock at a price of $2.00 per share.

Investment Banking Services

      Pursuant to a consulting agreement, dated as of July 21, 2000, we issued stock purchase warrants to The May Davis Group, Inc. and its designees named in the selling stockholder table of this prospectus to acquire an aggregate of 1,250,000 shares of our common stock in exchange for investment banking services which have been and will continue to be provided to us by these consultants. Each stock purchase warrant issued in connection with the May Davis consulting agreement is for a five-year term and is exercisable at a price of $2.00 per share.

Stock Option

      Pursuant to an agreement, dated March 14, 2000, we granted a stock option to Strategic Growth International, Inc. to purchase 500,000 shares of our common stock at $3.50 per share in exchange for investor relations consulting services provided to us.

                             Summary Financial Data

      The consolidated statement of operations data for the year ended July 31, 1998 and the consolidated balance sheet data as of July 31, 1998 have been derived from financial statements which have been audited by Stephen R. Russo, CPA, independent certified public accountant, and included elsewhere in this prospectus. The consolidated statement of operations data for the year ended July 31, 1999 and the consolidated balance sheet data as of July 31, 1999 have been derived from financial statements which have been audited by J.H. Cohn LLP, independent public accountants, and included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended April 30, 2000 and 1999 and the consolidated balance sheet data as of April 30, 2000 have not been audited, but have been derived from unaudited financial information prepared, in management's opinion, on the same basis as the audited financial statements. In the management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.

                    CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                                       Nine Months Ended
                                                                       -----------------
                                  Fiscal Years Ended July 31,              April 30,
                                  ---------------------------              ---------

                                       1999        1998             2000            1999

                                                                         (Unaudited)

Subscription Revenues               $800,716     $932,553         $831,875        $641,963

Net Income (Loss)                 $(1,028,292)    $2,649         $(9,628,790)    $(41,618)

Basic Net Earnings (Loss)            $(.11)         $--            $(.68)          $(.01)
per Share

Basic Weighted Average
Common Shares Outstanding           9,237,693    3,500,000       14,217,666      7,461,901


                         CONSOLIDATED BALANCE SHEET DATA

                                Fiscal Year Ended July 31, 1999        April 30, 2000
                                -------------------------------        --------------

                                                                         (Unaudited)

Total Assets                            $7,109,241                       $3,778,857

Total Liabilities                        $414,617                         $ 516,160

Stockholders' Equity                    $6,694,624                       $3,262,697

                                  RISK FACTORS

      An investment in these shares is highly speculative and involves a high degree of risk. In this section of the prospectus we highlight certain specific risks with respect to JagNotes, its business and the purchase of these shares. These risk factors are not a complete list of all risks factors that may affect JagNotes or its stock. Please carefully consider these risk factors and the other information contained in this prospectus, before deciding to purchase these shares.

                          Risks Related to Our Business

We have a history of losses, anticipate losses for the foreseeable future and may never achieve profitability

      As of April 30, 2000 we had incurred losses to date of $10,839,133, and we expect to incur additional losses in the rest of fiscal year 2000 and fiscal year 2001. We may never achieve profitability. We have made, and will continue to make, very significant expenditures well before our revenues increase to cover these additional costs. In May and June of 2000, we incurred aggregate expenses of approximately $1,700,000 compared to aggregate revenues of approximately $230,000. We are not able to estimate when, if ever, our revenues will increase to cover these costs. We will continue to incur significant losses for the foreseeable future and cannot assure you that our revenue will grow in the future or that additional financing will be made available to us. If we require additional funding and do not obtain it, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CALP II Limited Partnership is our only committed source of capital

      We are entirely dependent upon equity investments in our company by CALP II Limited Partnership, a selling stockholder named in this prospectus. Although CALP II has agreed to advance us a minimum of $700,000 per month until we have drawn down a maximum of $10,000,000 pursuant to the terms and conditions of an equity line of credit agreement, we cannot assure you that these funds will be sufficient to sustain our operations. If we want to draw down in excess of $350,000 every fifteen days after this prospectus is declared effective by the SEC, we will have to meet certain conditions set forth in the equity line of credit agreement, including, among others, conditions relating to our closing stock price and the average trading volume of our common stock which we do not currently meet. As a result, we cannot assure you that we will be able to draw down in excess of $350,000 on any given draw date. Due to the high costs associated with the establishment of our webcasting business, the committed funds from CALP II may not be sufficient to allow us to stay in business. Therefore, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock.

We will require additional funds to achieve our current business strategy

      We will require more capital to achieve our current business strategy. As we require additional funds to sustain our operations as well as our planned expansion and growth we will have to seek additional equity or other financing. Such financing may not be available. Even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

      We cannot guarantee that we will be able to obtain additional financing as we need it. When our operations require additional financing, if we are unable to obtain it on reasonable terms, we could be forced to restructure, file for bankruptcy, or cease operations, any of which could cause you to lose all or part of your investment in our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are new to the retail marketplace and to the Internet

      Until recently our business was limited to distributing reports by fax to a limited number of institutional traders, brokers, investment managers and the like. We did not launch our web site or begin to focus on expansion into the public retail market until 1999. Accordingly, there is a limited operating history upon which to judge our current operations. In addition, we expect soon to focus much of our efforts on webcasting, subject to being able to raise the requisite capital, which is a new business for us and generally a business in its infancy. We anticipate that the initial costs of implementing our webcasting project through the first year of operation will fall within the range of $5,000,000 and $6,000,000, approximately half of which amount will be allocated to the construction, maintenance and rent of our studio space and labor costs for studio personnel. In deciding whether to purchase these shares, you should consider our prospects in light of the risks, expenses, and difficulties frequently encountered by a small business beginning operations in a highly competitive industry. We expect our operating expenses to increase significantly as a result of our new webcasting focus and the international expansion of our business and, since we have a limited operating history marketing our products and services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. See "Business" and "Financial Statements."

We may not be able to adequately expand our subscriber base because many of our competitors offer free financial information

      We must expand our subscriber base to be successful. Our subscriber base has grown more slowly than anticipated. Although we are still attempting to expand our subscriber base, our efforts may be ineffective, our competitors may be more successful than we are in attracting customers, or the number of Internet users seeking or willing to pay for financial information may not increase or may decrease. Any of these would adversely affect us. Moreover, many of our competitors offer financial information for free and are likely to continue to do so at an increasing rate. Our current and potential subscribers may be unwilling to pay for our service if they feel they can receive comparable information for free. If we cannot expand our subscriber base, we will have little, if any, financial success. See "The Company - Our Business Strategy."

Many of our commentators may have competing web sites

      Many of our commentators have their own web sites on which they provide financial information. Specifically, Richard W. Arms, Jr, Michael Paulenoff, Elaine Garzarelli, Dorsey, Wright & Associates, Mark Leibovit, E*Offering and Mastrapasqua & Associates all currently have competing web sites, with the latter four offering free information. If current or potential future subscribers were to turn to these sites for financial information in lieu of jagfn.com, our business and financial condition could be adversely affected.

We may not be successful at building brand awareness or building strategic relationships

      Our growth and success depends in part on our ability to build awareness of the JagNotes and JAGfn names. The JagNotes name has only limited recognition within the financial community and little if any recognition among the general public, and jagfn.com is just now being used for the first time. Our ability to build our subscriber base, offer new services or otherwise expand the business will be limited if we cannot increase that name recognition. We cannot guarantee that we will be successful in doing so. See "The Company - Our Business Strategy."

We may experience difficulties in developing new and enhanced services and features for our web sites

      We believe that our web sites will be more attractive to subscribers if we introduce additional or enhanced services in the future in order to retain our current users and attract new users. For example, we are considering the introduction of the following products and services in the future:

      o technological enhancements to our web sites such as the greater use of streaming audio and video to deliver information to investors over the Internet;

      o web sites serving Latin America and possibly Asia which will offer country-specific content for the region in the local language of each country;

      o     additional specialized commentators;

      o an educational corner that will provide an ongoing series of market-related seminars and training sessions intended to improve the skills of investors and traders; and

      o an expanded fixed income section providing more commentary and data on corporate and government bonds.

      If we introduce a service that is not favorably received, our current users may not continue using our service as frequently. New users could also choose a competitive service over ours.

      We may also experience difficulties that could delay or prevent us from introducing new services. Such difficulties may include the lack of financing to expand into overseas and webcasting operations and the inability to hire and retain qualified commentators. We may also encounter technological problems in enhancing our web sites. Furthermore, these services may contain errors that are discovered after the services are introduced. We may need to modify significantly the design of these services on our web sites to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by users.

We may not successfully attract or manage acquisitions and strategic alliances

      We currently intend to evaluate acquisitions, strategic alliances, partnerships or joint ventures, as a means of acquiring additional sources of content for our subscribers. Pursuing such transactions will entail a number of risks and difficulties. We compete with a wide variety of information providers and there may be competition for content providers. We can offer no guarantee that we will be able to locate suitable candidates for alliances or acquisition. If we are able to do so, we will require a high level of managerial skill to successfully evaluate and implement these transactions. We have little experience in evaluating and implementing transactions of this type, and we cannot guarantee that we will be able to successfully pursue this strategy.

We may not be able to successfully establish a foreign market

      As part of our growth strategy we are actively pursuing expansion into European, Latin American and possibly Asian markets, but we have little or no experience in such markets. Although we have opened our European web site, through April 30, 2000, no subscription revenue was earned from this web site. In addition, although we anticipate commencing operations in Latin America in 2000, we cannot guarantee that we will be able to finance or implement successfully our foreign growth strategy or that we can otherwise successfully expand into foreign markets.

We may not be able to successfully manage our growth

      Our business strategy requires us to rapidly grow our business. We may not be able to do so, however, and if we do, that growth will put a strain on our financial, managerial, technical and operational resources. Growth on this scale will demand that we rapidly and successfully expand our staff and operations and will require a high level of managerial skill. We have little experience in managing this sort of expansion. If we fail to do so successfully, our business and your investment will likely suffer.

We may not be able to adequately protect our intellectual property rights

      We have certain intellectual property rights including, among others:

      o     The JagNotes and JAGfn names and marks;
      o     Subscriber lists and related information;
      o     Content and information provider lists and related information;
      o     Proprietary web site content; and
      o     Licensed commentators' content.

      To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

We may have to defend against intellectual property infringement claims and libel and defamation claims, which may cause significant operational expenditures

      Parties may assert claims against us that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. Parties could also bring libel, defamation or similar claims based on the content published on our web sites. Much of the content on our web sites comes from third parties, so to protect ourselves against such claims, our license agreements with third party content providers generally require that the content providers defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed content they have provided infringes on any proprietary right. Agreements with our commentators generally require them to defend, indemnify and hold us harmless with respect to any third party claim for libel or defamation in connection with our commentators' work product. However, we cannot assure you that these measures will be adequate to protect us from such claims. Any such claims, whether meritorious or not, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

Failure to maintain our reputation for trustworthiness may reduce the number of our readers, which may harm our business

      It is very important that we maintain our reputation as a trustworthy provider of financial news and commentary. The occurrence of events, including our misreporting a news story or the non-disclosure of stock ownership by one or more of our commentators, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

We depend on key people in management and operations

      We depend on our president's and other key employees' contacts within the professional financial community for certain information that we provide to our subscribers. Accordingly, our success will be largely dependent on our ability to retain our president and other existing executive officers. We have not entered into written or formal employment agreements with any of these people, nor do we have key person life insurance policies on any of our key personnel. Furthermore, our business strategy calls for rapid growth of the business. We need to attract and retain additional qualified managers, officers and other key personnel in the future in order to successfully manage this planned growth. We cannot guarantee that we will be able to do so. If we lose the services of any of our key personnel or are unable to attract, hire, train and retain qualified officers, managers and operating, marketing and financial personnel, our business, and your investment, could be adversely affected. See "Business" and "Management."

We may not be able to attract and retain analysts and commentators

      Our success will in large part depend on our ability to attract and retain the services of top analysts and commentators. Competition for these professionals is intense and we expect it to become more so. As of the date of this prospectus, we have contracts with various analysts and commentators, and we intend to enter into agreements with additional commentators in the future. Typically, these contracts run for one year and are renewable at our option for an additional one year term. None of our commentator contracts runs for less than one or more than two years. We cannot guarantee that we will be able to maintain and/or renew these contracts, nor can we guarantee that we will be able to attract additional or replacement commentators and analysts now or in the future. As we use stock and stock options as a significant part of our compensation package to attract and retain commentators, a continuing decline in our stock price will adversely affect our ability to attract and retain such commentators. If we are unable to do so, our business could suffer.

We may face difficulties concerning continued availability of our sources of information for certain products

      Certain products that we offer through our site, including JagNotes and the Rumor Room, rely on information from independent third party sources. We do not maintain written agreements with these sources to provide this information, so we cannot guarantee that any of these sources will continue to provide the information necessary to maintain these products on our site. If information from these sources is altered, curtailed or discontinued this could adversely affect the viability of these products. This, in turn, could decrease the demand for our site or otherwise materially adversely affect our business.

We may suffer cash flow shortages as we transition to Internet-based subscriptions

      Our current institutional and retail subscribers have historically paid a higher subscription rate than our retail Internet subscribers pay. We expect our current retail subscribers to convert to the cheaper Internet-based pricing structure, which could result in a reduction in revenues. A portion of our institutional subscriber base has discontinued service under their current fee structure and re-subscribed at the lower Internet retail rate, which results in a reduction in revenues, and more institutional subscribers are likely to do so.

                          Risks Related to Our Industry

We are in an intensely competitive business with low barriers to entry

      Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff, and we continue to face competition from traditional news and information sources including television and print. We expect competition from both sources to intensify and increase in the future.

      Our largest competitors include:

      o Online financial news and information providers including TheStreet.com, MarketWatch.com, The Motley Fool, FT.com, European Investor.com, Worldly Investor.com and Hemmington-Scott.com
      o Traditional media sources such as The Wall Street Journal, The Financial Times, Barrons, CNNfn, and CNBC, all of whom also have an Internet presence
      o Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones
      o     Online brokerage firms such as E*Trade, Charles Schwab or DLJ Direct
      o     Internet portals and search engines such as America Online and Yahoo

      Most of our current and potential competitors have greater name recognition, financial, technical and marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment.

      The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, substantive, creative or other advantages over the services we provide. If they do so and we are unable to respond satisfactorily, our business and financial condition will likely be adversely affected. See "The Company - Competition."

System slowdowns or failures could hurt our business

      In order for our business to be successful, we must provide consistently fast and reliable access to our web sites. Slowdowns, breakdowns or failures in our computer and communication systems, or of the Internet generally, are often beyond our control and could jeopardize access to our site at any time. In addition, heavy traffic on our site or on the Internet generally could severely slow access to, and the performance of, our site. Repeated system slowdowns will likely impair our ability to service and maintain our existing subscriber base and attract new subscribers. Failures of or damage to our computer or communications systems could render us unable to operate our site or even our business for extended periods of time.

We may not be able to adequately protect ourselves against security risks

      All Internet businesses are subject to electronic and computer security risks. We have taken steps to protect ourselves from unauthorized access to our systems and use of our site, but we cannot guarantee that these measures will be effective. If our security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt our service or information. If such unauthorized parties were able to access certain of our, or our customers', proprietary information, including subscribers' credit card numbers, we would face significant unexpected costs and a risk of material loss, either of which could adversely affect our business.

Our business is dependent on the continued public interest in the stock market

      The recent success of the stock market has generated unprecedented public interest in the stock market and investing. Our success as retail financial information providers depends upon the continued maintenance or growth of this interest. A number of factors that are out of our control could lead to a stagnate or depressed stock market which would likely decrease the public's interest in investment and financial information. If this were to happen, it is likely that we would lose a significant percentage of our then current and potential subscriber base.

Our stock - and technology and Internet stocks generally - have been and may continue to be volatile

      The market for our stock has been and is likely to continue to be highly volatile and subject to wide price fluctuations. These price variations are the result of many factors, most of which are beyond our control. Furthermore, Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating success of these companies. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation brought by investors who are seeking to recoup losses resulting from rapid and significant drops in price and/or volume. While we are not aware of any pending or threatened suit or basis therefor, such suits are costly and we could be adversely affected if such a suit were brought against us.

                         Risks Related to this Offering

A large percentage of our stock is owned by relatively few people, including officers and directors

      As of the date of this prospectus, our officers and directors beneficially owned or controlled a total of approximately 3,320,500 shares, or approximately 23% of our outstanding common stock. See "Security Ownership of Certain Beneficial Ownership and Management." If you purchase shares covered by this prospectus, you may be subject to certain risks due to the concentrated ownership of our common stock. For example, these stockholders could, if they were to act together, affect the outcome of other stockholder votes which could, among other things, affect elections of directors, delay or prevent a change in control or other transaction that might be beneficial to you as a stockholder.

A large number of our shares are eligible for future sale

      We had 14,782,005 shares of common stock outstanding on June 14, 2000. Of these, approximately 6,800,000 shares are freely tradeable and approximately 8,000,000 shares are "restricted securities" under Rule 144 of the Securities Act of 1933. Restricted securities may be sold only if they are registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. Generally, stockholders may sell restricted securities without registration after having held them for one year and subject to certain volume limitations.

      In addition to the shares covered by this prospectus, approximately 6,000,000 of the currently outstanding restricted securities have become eligible for resale. If these shares are sold by our current or future stockholders, the market price for our stock could decrease. Furthermore, the mere prospect of such sales may have a depressive effect on the market price of our stock.

The market for our stock is limited

      Our stock is traded on the Nasdaq OTC Bulletin Board, but there was only very limited and sporadic trading activity prior to March 26, 1999. Trading activity since that time has fluctuated and at times been limited. We cannot guarantee that a consistently active trading market for our stock will continue, especially while we remain on the OTC Bulletin Board. See "Market for Common Stock and Related Stockholder Matters."

Shareholders may experience significant dilution from our sale of shares to CALP II Limited Partnership

      As the market price for our common stock decreases, the number of shares which may be sold to CALP II pursuant to the equity line of credit agreement or issued upon conversion of the 8% Convertible Debenture will increase. If we were to require CALP II to purchase our shares at a time when our stock price is depressed, our existing shareholders' interest in our company will be significantly reduced. This prospectus covers 10,000,000 shares for sale to CALP II pursuant to the equity line of credit agreement and up to 2,000,000 shares which may be acquired by CALP II upon the exercise of stock purchase warrants that may be issued by us in connection with such agreement. If we determine to sell CALP II more than a total of 10,000,000 shares under the equity line of credit agreement, we would need to file an additional registration statement. This prospectus also covers up to 5,000,000 shares which may be issued to CALP II upon conversion of the 8% Convertible Debenture and 428,571 shares issuable to CALP II upon the exercise of a related stock purchase warrant. Shareholders will experience significant dilution if, as the result of a declining market price of JagNotes common stock, we are forced to sell most or all of these shares to CALP II.

The resale by CALP II Limited Partnership of our shares may lower the market price of our common stock

      The resale by CALP II of the common stock that it purchases from us will increase the number of our publicly traded shares, which could lower the market price of our common stock. Moreover, the shares that we sell to CALP II will be available for immediate resale. There are no contractual restrictions on the ability of CALP II to offer shares under this prospectus. If we continue to exercise our put right under the equity line of credit agreement every 15 days and CALP II continues to immediately resell such shares, our market price could decrease significantly and you could experience significant dilution. In addition, the mere prospect of this transaction could by itself lower the market price for our common stock.

We may not be able to obtain payment from CALP II Limited Partnership

      As discussed below in the section "Plan of Distribution" CALP II's obligation to purchase our shares under the equity line of credit agreement is dependent upon various conditions being satisfied. If these conditions are not satisfied, we cannot require CALP II to purchase our shares. Since the obligation of CALP II to complete its purchase is not secured or guaranteed, if CALP II does not have available funds at the time it is required to make a purchase or if CALP II otherwise refuses to honor its obligation to us, we may not be able to force it to do so.

We may not receive all of the proceeds that we anticipate from our agreement with CALP II Limited Partnership

      Our equity line of credit agreement requires CALP II to purchase up to $10,000,000 of our shares, as we elect from time to time. We are registering 10,000,000 shares under this prospectus to sell to CALP II under such agreement. Since the price at which we will sell our shares to CALP II is at a 15% discount to the average market price of our common stock, if our closing stock price is less than $1.00 per share on the day prior to the date of sale, we will receive gross proceeds of less than $10,000,000, unless we determine to file an additional registration statement. In addition, depending on the trading volume and market price of our shares, we may not be able to raise funds through the sale of shares to CALP II as fast as we would like or as much as we would like. For additional information concerning our agreement with CALP II, see "Plan of Distribution."

Investors will be relying on our management's judgment regarding the use of proceeds from this offering

      Our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Presently, anticipated uses include the funding of operating losses and for general corporate purposes, including implementing our webcasting project, launching web sites in markets outside of the United States and expanding the range of services offered to our subscribers and other users. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes but anticipate that a majority of such proceeds shall be used in our webcasting project. See "Use of Proceeds."

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

      Some of the statements in this prospectus are forward-looking statements within the meaning of the federal securities laws. Generally, forward-looking statements can be identified by the use of terms like "may," "will," "expect," "anticipate," "plan," "hope" and similar words, although this is not a complete list and some forward-looking statements may be expressed differently. Our discussions relating to our liquidity and capital resources, our subscription and advertising revenues, our business strategy, our competition, and the future of the Internet and webcasting over the Internet, among others, contain such statements. Our actual results may differ materially from those contained in our forward-looking statements for a variety of reasons including those expressly set forth under "Risk Factors" or as otherwise detailed from time to time in our filings with the SEC.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the resale of our common stock by the selling stockholders. However, we will receive proceeds from our sale of common stock to CALP II under the equity line of credit agreement. We could receive proceeds of up to $10,000,000 under the equity line of credit agreement with CALP II, before payment of any expenses and fees, including the placement agent fees to The May Davis Group, Inc. and Thompson Kernaghan & Co., Ltd. We cannot assure you that we will, or will be allowed to, require CALP II to purchase any of our common stock pursuant to the equity line of credit agreement.

      We will also receive the proceeds, if any, relating to the exercise of:

      o the warrants to be issued to CALP II in connection with the equity line of credit agreement,

      o the warrant issued to CALP II in connection with the 8% Convertible Debenture,

      o the warrant issued to Thompson Kernaghan & Co., Ltd. in connection with their role as placement agent for the 8% Convertible Debenture,

      o the warrant issued to Butler Gonzalez LLP as part of their legal fee in connection with the preparation of documents relating to the 8% Convertible Debenture and the private equity line,

      o the stock option granted to Strategic Growth International, Inc. in exchange for investor relations consulting services provided to us, and

      o the warrants issued to The May Davis Group, Inc. and five of its affiliates in return for investment banking services provided to us.

      We plan to use the net proceeds received, if any, from the sale of common stock to CALP II under the equity line of credit agreement, the exercise of the warrants by CALP II, Thompson Kernaghan, Butler Gonzalez and May Davis and its affiliates as well as the exercise of the stock option by Strategic Growth International for the funding of operating losses and for general corporate purposes, including implementing our webcasting project, launching web sites in markets outside of the United States and expanding the range of services offered to our subscribers and other users. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes but anticipate that a majority of such proceeds shall be used in our webcasting project.

                            SELECTED FINANCIAL DATA

      The consolidated statement of operations data for the year ended July 31, 1998 and the consolidated balance sheet data as of July 31, 1998 have been derived from financial statements which have been audited by Stephen R. Russo, CPA, independent certified public accountant, and included elsewhere in this prospectus. The consolidated statement of operations data for the year ended July 31, 1999 and the consolidated balance sheet data as of July 31, 1999 have been derived from financial statements which have been audited by J.H. Cohn LLP, independent public accountants, and included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended April 30, 2000 and 1999 and the consolidated balance sheet data as of April 30, 2000 have not been audited, but have been derived from unaudited financial information prepared, in management's opinion, on the same basis as the audited financial statements. In the management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.

                    CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                 Fiscal Years Ended            Nine Months Ended
                                 ------------------            -----------------
                                      July 31,                     April 30,
                                      --------                     ---------

                                 1999          1998           2000           1999
                                 ----          ----           ----           ----

                                                                  (Unaudited)

Subscription Revenues          $800,716      $932,553       $831,875       $641,963

Net Income (Loss)            $(1,028,292)     $2,649       $(9,628,790)    $(41,618)

Basic Net Earnings (Loss)       $(.11)          $--          $(.68)         $(.01)
per Share

Basic Weighted Average
Common Shares Outstanding     9,237,693      3,500,000     14,127,666      7,461,901

                         CONSOLIDATED BALANCE SHEET DATA

                       Fiscal Year Ended July 31, 1999     April 30, 2000
                       -------------------------------     --------------

                                                             (Unaudited)

Total Assets                      $7,109,241                 $3,778,857

Total Liabilities                  $414,617                   $516,160

Stockholders' Equity              $6,694,624                 $3,262,697

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

      The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

                              RESULTS OF OPERATIONS

Year Ended July 31, 1999 as compared to year ended July 31, 1998

Subscription Revenues:

      Subscription revenue is derived from annual, semi-annual, quarterly and monthly subscriptions relating to our product, the JagNotes upgrade/downgrade report. The JagNotes report is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. Until May 1999, The JagNotes report was faxed to a limited audience of financial professionals at an average monthly charge of $150. During the year ended July 31, 1999 we were in the process of completing the development of our U.S. web site and changing our focus to also include the retail investor. As a result of this change in focus, our revenues showed a decline for the year ended July 31, 1999 of approximately $132,000, or approximately 75 subscribers, to approximately $801,000, or approximately 430 subscribers, from approximately $933,000, or 505 subscribers for the year ended July 31, 1998. As part of this transition process, we provided retail subscriptions to our web site to such financial professionals. We estimate that approximately 8,500 such subscriptions were in effect as of July 31, 1999. In addition, at July 31, we had approximately 3,100 new retail subscriptions to our web site, of which approximately 30% are annual subscriptions. We therefore had a total of approximately 11,600 subscribers as of July 31, 1999. While we cannot predict when our revenues will increase, we believe that the decline in revenues is temporary, as we expect an increase in subscribers due to our becoming better known as well as to recently instituted distribution agreements.

Cost of Revenues:

      Cost of revenues includes the cost to transmit the product over telephone and fax lines, on-line service charges for our web site, costs in connection with the development and maintenance of our web site and payments to commentators for their reports that are posted on the web site. During the year ended July 31 1999, cost of revenues increased approximately $517,000 to approximately $629,000 from approximately $112,000 for the year ended July 31, 1998.

      The primary cause of this increase is the introduction of the on-line services and the cost of the commentators who write reports for our web site. The major components of this increase are:

      (i) A $271,000 non-cash charge for the amortization of unearned compensation associated with the issuance of common stock and stock options to the commentators for services during the year ended July 31, 1999;

      (ii) Approximately $113,000 of cash advanced to the commentators which pertains to services performed during the year ended July 31, 1999; and

      (iii) Approximately $85,000 expensed in connection with the on-line services and the development and maintenance of the U.S. web site.

      The balance of the increase is attributable to an overall increase in the number of telephone and fax lines. It is our intention to continue to attract additional commentators for the web site. Accordingly, in periods subsequent to July 31, 1999, the cost of revenues will likely continue to increase.

      From August 1, 1999 through October 31, 1999, we entered into consulting agreements with another four commentators. Four of these agreements have an initial term of one year and are renewable at our option for another year. The fifth agreement has a two year term unless earlier terminated by us pursuant to its terms. The aggregate consideration we paid in connection with these agreements consisted of cash payments of $160,000 and the issuance of options to purchase 160,000 shares of common stock at $2.00 per share. These options expire at various dates through October 2009. To the extent that these options were granted at or below market value, we will incur a non-cash charge to compensation expense and a corresponding increase to additional paid-in capital.

Selling Expenses:

      Selling expenses consist primarily of advertising and other promotion expenses. During the year ended July 31, 1999, our selling expenses increased by approximately $254,000 to approximately $292,000 from $38,000 for the year ended July 31, 1998. The primary reasons for this increase are an increase in travel-related expenses and advertising costs incurred in promoting our new focus and web page.

General and Administrative Expenses:

      General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. General and administrative expenses increased approximately $150,000 during the year ended July 31, 1999 from approximately $745,000 for the year ended July 31, 1998 to $895,000. The increase in general and administrative expenses is primarily attributable to an approximately $191,000 increase in professional fees from approximately $10,000 for the year ended July 31, 1998 to approximately $201,000 for the year ended July 31, 1999. The increase in professional fees results from attorneys' fees relating to general corporate matters such as reviewing and negotiating contracts with consultants and other parties, as well as outside accounting and attorneys' fees in connection with various filings with the Securities and Exchange Commission. In addition, we incurred the following costs for the year ended July 31, 1999 that were not included during the year ended July 31, 1998:

      (i) Approximately $32,000 paid to various consultants and other non-employees who provided administrative services;

      (ii)  Approximately $26,000 relating to investor relations; and

      (iii) Approximately $43,000 in occupancy costs.

      These increases were offset by the following:

      (i)   A decrease of approximately $87,000 in salaries; and

      (ii) A decrease of approximately $40,000 in the amount contributed to the our profit sharing plan.

      The other items that make up the general and administrative expenses were fairly consistent between the periods being presented.

Operating Income:

      As a result of the above, we incurred an operating loss of approximately $1,015,000 for the year ended July 31, 1999 as compared to an operating profit of approximately $37,000 for the year ended July 31, 1998.

Nine months ended April 30, 2000 as compared to the nine months ended April 30, 1999

Subscription Revenues:

      Subscription revenue is derived from annual, semi-annual, quarterly and monthly subscriptions relating to our product, The JagNotes upgrade/downgrade report. The JagNotes report is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades, and analyst coverage changes from various investment banks and brokerage houses. Until May 1999, The JagNotes report was faxed to a limited audience of financial professionals at an average monthly charge of $150. During the year ended July 31, 1999 and continuing through the nine month period ended April 30, 2000 we were in the process of completing the development of our web site and changing our focus to also include the retail investor. While revenues for the year ended July 31, 1999 showed a decline as a result of our change in focus, revenues for the nine months ended April 30, 2000 increased by 30% or approximately $190,000 over the same nine month period ended April 30, 1999 or from approximately $642,000 to approximately $832,000. The increase in revenues is attributable to:
(i) An increase in the number of subscribers from the equivalent of approximately 10,300 retail subscriptions at April 30, 1999 to approximately 16,000 at April 30, 2000 which is mainly the result of new retail subscriptions to our web sites and (ii) recently instituted distribution agreements with several other web sites. While there can be no guarantee of future increases, we would expect revenues to continue to increase in the future as a result of our becoming better known as well as the continuing effect of our distribution agreements. Although the European web site was launched on December 1, 1999, through April 30, 2000 no subscription revenue was earned. The web site has been made available to interested parties on a free trial basis.

Cost of Revenues:

      Cost of revenues includes the cost to transmit the product over the telephone and fax lines, on-line service charges for our web site, costs in connection with the development and maintenance of the web site and payments to commentators for their reports that are posted on the web sites. During the nine months ended April 30, 2000 cost of revenues increased by approximately $4,596,000 to approximately $4,703,000 from approximately $107,000.

      The primary cause of this increase is the introduction of the on-line services and the cost of the commentators who write reports for our web site. The major components of this increase are:

      (i) A $2,837,000 non-cash charge for the amortization of unearned compensation associated with the issuance of common stock and stock options to the commentators for services during the nine months ended April 30, 2000.

      (ii) Approximately $1,007,660 of cash payments to the commentators which pertains to services performed during the nine months ended April 30, 2000.

      (iii) Approximately $657,000 expensed in connection with the on-line services and the development and maintenance of our web sites during the nine months ended April 30, 2000.

      The balance of the increase is attributable to an overall increase in the number of telephone and fax lines. It is our intention to continue to attract additional commentators for our web sites. Accordingly, in periods subsequent to April 30, 2000 the cost of revenues will likely continue to grow.

Selling Expenses:

      Selling expenses consist primarily of advertising and other promotion expenses. During the nine months ended April 30, 2000 selling expenses increased approximately $1,748,000 from approximately $79,000 to approximately $1,827,000. The major components of this increase are:

      (i) Approximately $577,00 expensed in connection with the production and airing of an infomercial.

      (ii) Approximately $460,000 for business travel expended in connection with (a) attendance at trade shows; (b) pursuing strategic alliances and other web site development activities; and (c) exploring opportunities for web sites in other countries. The remainder of the increase is attributed to an overall increase in advertising and promotional costs incurred in connection with promoting our web sites.

General and Administrative Expenses:

      General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. General and administrative expenses increased approximately $3,514,000 during the nine months ended April 30, 2000 from approximately $496,000 to approximately $4,010,000. The increase in general administrative expenses is primarily attributable to the following:

      (i) An approximate $1,104,00 increase in professional fees for the nine months ended April 30, 2000 from approximately $6,000 to approximately $1,110,000. The increase in professional fees results from attorneys' fees relating to general corporate matters such as reviewing and negotiating contracts with consultants and other parties, as well as outside accounting and attorneys fees in connection with various filings with the Securities and Exchange Commission.

      (ii) An approximate $782,000 increase in salaries to officers and office staff for the nine months ended April 30, 2000 from approximately $308,000 to approximately $1,090,000. The increase in salaries results from additional staff needed in order to properly support the expansion of our business.

      (iii) For the nine months ended April 30, 1999 rent expense was immaterial. Rent expense for the nine months ended April 30, 2000 was approximately $221,000. The increase is associated with the growing space required to support additional staff and locations as we continue to change our focus and attempt to increase our subscriber base.

      (iv) An approximate increase of $884,000 in consulting fees from approximately $218,000 for the nine months ended April 30, 1999 to approximately $1,102,000 for the nine months ended April 30, 2000 paid in connection with investor relations, investment banking advice, and exploring business expansion opportunities. Approximately $745,000 of the $1,102,000 was a non cash charge for the amortization of unearned compensation associated with the issuance of stock options and warrants to consultants for services during the nine months ended April 30, 2000.

      (v) The remainder of the increase is attributable to general office expenditures as a result of adding new locations and staff operating income.

      As a result of the above, the Company incurred an operating loss of approximately $9,629,000 for the nine months ended April 30, 2000 as compared to an operating loss of approximately $42,000 for the nine months ended April 30, 1999.

Three months ended April 30, 2000 as compared to the three months ended April 30, 1999

Subscription Revenues:

      Subscription revenue is derived from annual, semi-annual, quarterly and monthly subscriptions relating to our product, the JagNotes upgrade/downgrade report. The JagNotes report is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades, and analyst coverage changes from various investment banks and brokerage houses. Until May 1999, The JagNotes report was faxed to a limited audience of financial professionals at an average monthly charge of $150. During the year ended July 31, 1999 and continuing through the nine month period ended April 30, 2000 we were in the process of completing the development of our U.S. web site and changing our focus to also include the retail investor. Revenues for the three months ended April 30, 1999 as compared to the three months April 30, 2000 were comparable. While there can be no guarantee of future increases, we would expect revenues to increase in the future as a result of our becoming increasingly better known as well as the continuing effect of our distribution agreements. Although the European web site was launched on December 1, 1999, through April 30, 2000 no subscription revenue was earned. The web site has been made available to interested parties on a free trial basis.

Cost of Revenues:

      Cost of revenues includes the cost to transmit the product over the telephone and fax lines, on-line service charges for our web site, costs in connection with the development and maintenance of the web site and payments to commentators for their reports that are posted on the web sites. During the three months ended April 30, 2000 cost of revenues increased by approximately $1,592,000 to approximately $1,635,000 from approximately $43,000.

The primary cause of this increase is the introduction of the on-line services and the cost of the commentators who write reports for our web site. The major components of this increase are:

      (i) A $661,000 non-cash charge for the amortization of unearned compensation associated with the issuance of common stock and stock options to the commentators for services during the three months ended April 30, 2000.

      (ii) Approximately $489,000 of cash payments to the commentators which pertains to services performed during the three months ended April 30, 2000.

      (iii) Approximately $342,000 expensed in connection with the on-line services and the development and maintenance of our web sites during the three months ended April 30, 2000.

      The balance of the increase is attributable to an overall increase in the number of telephone and fax lines. It is our intention to continue to attract additional commentators for our web sites. Accordingly, in periods subsequent to April 30, 2000 the cost of revenues will likely continue to grow.

Selling Expenses:

      Selling expenses consist primarily of advertising and other promotion expenses. During the three months ended April 30, 2000 selling expenses increased approximately $811,000 from approximately $72,000 for the three months ended April 30, 1999 to approximately $883,000. The primary reasons for this increase are attributable to the following:

      (i) Approximately $577,000 expensed in connection with the production and airing of an infomercial.

      (ii) Approximately $166,000 for business travel expended in connection with exploring opportunities for web sites in other countries.

      The remainder of the increase is attributed to an overall increase in advertising and promotional costs incurred in connection with promoting our web sites.

General and Administrative Expenses:

      General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. General and administrative expenses increased approximately $1,930,000 during the three months ended April 30, 2000 from approximately $203,000 for the three months ended April 30, 1999 to approximately $2,133,000. The increase in general administrative expenses is primarily attributable to the following:

      (i) An approximate increase of $854,000 in consulting fees from approximately $48,000 for the three months ended April 30, 1999 to approximately $902,000 for the three months ended April 30, 2000 paid in connection with investor relations, investment banking advice, and exploring business expansion opportunities. Approximately $643,000 of the $902,000 was a non cash charge for the amortization of unearned compensation associated with the issuance of stock options and warrants to consultant for services during the three months ended April 30, 2000.

      (ii) An approximate $441,000 increase in salaries to officers and office staff for the three months ended April 30, 2000 from approximately $94,000 for the three months ended April 30, 1999 to approximately $535,000. The increase in salaries results from additional staff needed in order to properly support the expansion of our business.

      (iii) An approximate $366,000 increase in professional fees for the three months ended April 30, 2000 from approximately $2,000 for the three months ended April 30, 1999 to approximately $368,000. The increase in professional fees results from attorneys' fees relating to general corporate matters such as reviewing and negotiating contracts with consultants and other parties, as well as outside accounting and attorneys fees in connection with various filings with the Securities and Exchange Commission.

      (iv) For the three months ended April 30, 1999 rent expense was immaterial. Rent expense for the three months ended April 30, 2000 was approximately $65,000. The increase is associated with the growing space required to support additional staff and locations as we continue to change our focus and increase our subscriber base.

      The remainder of the increase is attributable to general office expenditures as a result of adding new locations and staff.

Operating Income:

      As a result of the above, the Company incurred an operating loss of approximately $4,465,000 for the three months ended April 30, 2000 as compared to an operating loss of approximately $69,000 for the three months ended April 30, 1999.

                         LIQUIDITY AND CAPITAL RESOURCES

      During the nine months ended April 30, 2000, the Company only generated revenues of approximately $832,000, while it incurred a net loss of $9,629,000 and its operating activities used $6,262,000 of cash. Management believes that Company will continue to incur net losses and its operating activities will continue to use cash through at least April 30, 2001. Management also believes that the commercial success and profitability of the Company will depend significantly on its ability to (a) implement its webcasting project; (b) expand its subscriber base in the United States and internationally; (c) launch web sites in markets outside the United States; (d) expand the range of services offered to subscribers and other users; and (e) develop and increase advertising revenue in connection with all of its web sites. Therefore, although the Company had working capital of approximately $1,976,000 and cash and cash equivalents of $1,312,000 as of April 30, 2000, management believes that the Company will need substantial amounts of additional liquid resources to meet obligations under contractual commitments to fund the activities needed to expand its subscriber base and the range of services it will provide. In the absence of the additional financing described below, the conditions described above, among others, would have raised substantial doubts about the Company's ability to continue as a going concern.

      The Company's cash and cash equivalent position of approximately $1,312,000 as of April 30, 2000 results primarily from three private placements that occurred in March and April 1999 and January 2000. The first two private placements in March and April 1999 raised capital of approximately $7,560,000, net of $708,000 in fees. In connection with the first two private placements, as of April 30, 2000 there were 555,130 warrants outstanding entitling the holders of such warrants to purchase within two years of issuance one share of common stock for $14 per share. Pursuant to a subscription agreement entered into January 17, 2000 the third private placement raised capital of $2,474,960 net of related costs of $275,040.

      On June 12, 2000 the Company effected a private placement of a convertible debenture in the principal amount of $2,500,000 due June 12, 2003 and bearing interest at 8% per year.

      The principal of and interest on the debenture is convertible into common stock of the Company at the lesser of $1.31 per share or 75% of the average of the five lowest closing bid prices for such shares during the 20 trading days preceding the conversion. Once such shares are registered with the Securities and Exchange Commission, the Company can require such conversion at a rate based on a matrix of market price per share and daily volume in each 15 day period ranging from a high of $900,000 ($3.00 per share and 200,000 shares of daily trading volume) to $30,000 ($1.00 per share and 30,000 shares of daily trading volume). The purchaser of the debenture also received a five year warrant to purchase 428,571 shares of the Company at a price of $1.75 per share.

      As of June 14, 2000 the Company entered into a $10,000,000 equity line of credit agreement with the same investor pursuant to which it can put its shares, once registered with the Securities and Exchange Commission, from time to time, at a price equal to 85% of the average of the five lowest closing bid prices for such shares over the ten trading days preceding the sale of such shares. The Company may put such shares at the rate described above for the forced conversion of its debenture. However, the Company is entitled to a minimum drawdown of $350,000, net of placement agent commissions, every 15 days under the equity line. The Company also agreed to issue to the investor on each date on which the investor advances funds to the Company under the equity line a warrant to purchase a number of shares equal to 20% of the number of shares that are subject to an advance under the equity line. The exercise price for these warrants will be equal to 110% of the highest reported bid price of the Company's common stock for the five trading days preceding the date on which an advance is made to the Company by the investor.

      Pursuant to a consulting agreement with The May Davis Group, Inc., May Davis and certain of its affiliates received five-year stock purchase warrants to acquire up to an aggregate of 1,250,000 shares of the Company's common stock at $2.00 per share in exchange for investment banking services rendered to the Company.

      Placement agents and their counsel receive a fee of 10% of the principal amount of the debenture and proceeds of the sale of shares under the equity line, as well as five year warrants to purchase 275,000 shares of the Company at $2.00 per share and payment of legal fees. In addition, the Company is required to pay all the costs of registering with the Securities and Exchange Commission its shares to be issued upon conversion of its debenture, under its equity credit line and upon exercise of its warrants.

      Through April 30, 2000 we have entered into agreements with approximately forty commentators and other consultants expiring through May 2002. Through July 31, 1999 aggregate consideration paid under these agreements consisted of cash payments of $564,000, the issuance of 120,000 shares of common stock with a fair value of $1,460,000, the grant of options to purchase 235,000 shares of common stock at $2.00 per share with a fair value of $1,661,850 and the grant of options to purchase 100,000 shares of common stock at $16.25 per share with a fair value of $165,000. During the nine months ended April 30, 2000, we paid cash consideration of approximately $1,669,000 and granted options to purchase 1,200,500 shares of common stock at prices ranging from $2.00-$3.50 per share with a fair value of approximately $4,734,000 in connection with all our employment and consulting agreements. In addition, during the nine months ended April 30, 2000 pursuant to an amended consulting agreement, we canceled options to purchase 100,000 shares of common stock at $16.25 per share and issued the consultant options to purchase 200,000 shares of common stock at $2.00 share with a fair value of $894,000. The fair value of the original options was $165,000. Accordingly, during the nine months ended April 30, 2000 the Company recorded additional unearned compensation of $729,000. Furthermore, pursuant to one of the consulting agreements warrants to purchase 750,000 shares of common stock at an exercise price of $6 per share and a fair value of $2,258,000 were issued. The fair value of the options and warrants granted are computed in accordance with FASB-123 "Accounting for Stock Based Compensation." The unearned compensation will be amortized as a non-cash charge to operations on a straight-line basis over the life of the applicable agreements. In addition, at April 30, 2000, approximately $687,000 is included in prepaid expenses for cash payments made pursuant to the agreements in excess of services rendered to the Company.

      During the nine months ended April 30, 2000 we used approximately $6,262,000 in our operations. The major uses of this cash were to fund our net loss for the nine months ended April 30, 2000. In addition, during the nine months ended April 30, 2000 we incurred a non-cash charge of $3,722,000 related to the amortization of unearned compensation.

      During the nine months ended April 30, 2000 we used approximately $980,000 in investing activities of which approximately $568,000 was used for the purchase of equipment and additions to our web sites. The remainder was used for the investment in two related Internet businesses.

      We currently anticipate that our capital expenditures will approximate on a short-term basis approximately $300,000 in order to complete our web sites. Pursuant to the employment and consulting agreements we are committed to make cash payments of $1,346,000, $529,000 and $19,000 during the years ended April 30, 2001, 2002 and 2003 respectively. In addition, we estimate that we will incur costs of approximately $5,000,000 to $6,000,000 over the next 12 months in connection with the launch of our webcasting operations. At our current usage rate of cash, the cash generated from operations and the proceeds of the financing described above may not be sufficient to sustain our planned growth and expansion. Accordingly, we may need to raise additional funds through public or private financing, strategic relationships or other arrangements or may even have to curtail or even cease our expansion plans. We may also attempt to raise cash before such time. There can be no assurance that such additional funding or strategic alliances, if needed, will be available on terms attractive to us or at all. The failure to raise capital when needed could materially affect our business, results of operations and financial condition, and we could be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock.

      We do not believe that our business is subject to seasonal trends or inflation. On an ongoing basis, we will attempt to minimize any effect of inflation on our operating results by controlling operating costs and whenever possible, seeking to insure that subscription rates reflect increases in costs due to inflation.

                              YEAR 2000 DISCLOSURE

      During the nine months ended April 30, 2000 we completed our Year 2000 assessment. The costs of such assessment were not significant. In addition, we have experienced no problems in the operations of our business as a result of anticipated Year 2000 effects on computer systems.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      Our common stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol JNOT since approximately March 26, 1999. Prior to that date, the stock was traded under the symbol PFSS with only limited and sporadic trading.

      The following table reflects quarterly high and low bid prices of JagNotes' common stock during the last seven calendar quarters. The average daily trading volume during this period was approximately 94,682 shares, with a high daily volume of 1,335,700 shares and a low of 396 shares. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

      -------------------------------------------------------------------
                                                        High    Low
      -------------------------------------------------------------------
      Calendar Year 1999
      -------------------------------------------------------------------
      First Quarter (1)                                 $18.125  $15.875
      -------------------------------------------------------------------
      Second Quarter (2)                                $16.375   $5.594
      -------------------------------------------------------------------
      Third Quarter (3)                                 $13.000   $5.500
      -------------------------------------------------------------------
      Fourth Quarter (4)                                 $7.125   $3.625
      -------------------------------------------------------------------
      Calendar Year 2000
      -------------------------------------------------------------------
      First Quarter (5)                                  $5.563   $3.875
      -------------------------------------------------------------------
      Second Quarter (6)                                 $4.375   $1.031

      -------------------------------------------------------------------
      Third Quarter (7)                                  $1.590   $1.310

      -------------------------------------------------------------------

      (1) As described above, 1999 first quarter information is limited to the period from March 26, 1999 through March 31, 1999.
      (2) Second quarter information covers the period from April 1, 1999 through June 30, 1999.
      (3) Third quarter information covers the period from July 1, 1999 through September 30, 1999.
      (4) Fourth quarter information covers the period from October 1, 1999 through December 31, 2000.
      (5) First quarter information covers the period from January 1, 2000 through March 31, 2000.
      (6) Second quarter information covers the period from April 1, 2000 through June 30, 2000.
      (7) Third quarter information covers the period from July 1, 2000 through July 19, 2000.

      As of July 5, 2000, there were approximately 71 stockholders of record of the JagNotes' common stock. On July 19, 2000, the closing bid price for the JagNotes' common stock was $1.31.

      JagNotes has never paid any cash dividends on its common stock and anticipates that, for the foreseeable future, no cash dividends will be paid on its common stock. Payment of future cash dividends will be determined by our Board of Directors based upon conditions then existing, including our financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, our future credit arrangements may restrict the payment of dividends.

                                   THE COMPANY

Our Business Generally

      We have been providing financial and investment information within the investment community since 1989. In May 1999, we began offering our services on a subscription fee basis to the general public for the first time through our U.S. web site. At www.jagfn.com, our subscribers access timely financial data and reports and commentary from the financial community. We have recently announced our intent to begin an advertising based live webcasting service covering fast breaking financial news during the trading day. In addition to being shown on our web site, we also intend to syndicate the JAGfn webcast to other web sites and portals in the hope of increasing viewership and thereby also increasing advertising revenue from the webcast.

      From 1989 to 1992, we operated as an unincorporated business entity. In 1992, we incorporated in the State of New Jersey as New JagNotes, Inc. On December 14, 1993, JagNotes, Inc. merged with and into us, and we changed our name to JagNotes, Inc. We operated as JagNotes, Inc. until March 1999 when we were acquired by Professional Perceptions, Inc., a Nevada corporation, which subsequently changed its name to JagNotes.com, Inc. JagNotes, Inc. remained a wholly-owned subsidiary of JagNotes.com, Inc. until August 16, 1999 when it merged with and into JagNotes.com, Inc. We have one wholly-owned operating subsidiary named JagNotes-Euro.com, Ltd., a corporation organized under the laws of England.

      Until recently, we targeted only a limited audience of financial professionals and we did not engage in organized sales and marketing efforts. As discussed in more detail below, in 1999 we decided to change our focus by expanding onto the Internet and targeting retail subscribers with the hope of expanding our subscriber base and our business. As our subscriber base has grown more slowly than anticipated, more recently, we have focused our efforts on the establishment of a webcasting network named JAGfn, which will feature original, live financial programming focusing on breaking news and market-moving information geared toward online investors and financial professionals. The webcasting project will be based on an advertising model supported by the sale of streaming media advertising spots. We anticipate the start-up costs of our webcasting project through the first year of operation to be between approximately $5,000,000 and $6,000,000.

      We currently derive our revenues primarily from the sale of subscriptions to our web sites. To build brand awareness, we have engaged in limited advertising on the Internet and in print media. We have aired an infomercial for our product and have entered into a strategic alliance with AltaVista Company, a high-traffic Internet portal. We will also make a special marketing effort in connection with the launch of our JAGfn webcasting project.

Our Industry Generally

      The growth of the Internet has changed the way investors seek information and manage their portfolios. Individual investors are increasingly seeking access to information that was formerly available only to financial professionals. Professional investors who have traditionally relied on print and other media for information are demanding faster information and greater accessibility. As more and more investors begin to trade online, we expect the demands for financial information over the Internet to increase significantly.

      The number of US households that use an online securities trading service has risen from 2.7 million in May 1999 to 3.5 million in January 2000, a 30 percent increase, according to J.D. Power and Associates. The 2000 Online Trading Investor Satisfaction Interim Tracking Study by J.D. Power found that the new entrants into the online trading market are primarily baby boomers with investment portfolios of $100,000 or more. In Europe, the growth of the online brokerage industry is also growing. According to research by

Datamonitor, during the average workday, 466 new online accounts are opened in Sweden, 685 in the United Kingdom, and 1,178 in Germany.(1)

Our Products

      On our subscription-based web sites, we offer our subscribers certain investor information products in text and chart form that we believe make our web sites attractive to active investors. These products fall into three categories:

      o Commentaries from experienced, respected and high profile journalists, money managers, analysts and other Wall Street professionals.

      o The delivery of breaking news and potentially market moving information.

      o Select financial data targeted at the active investor and trader.

      In addition, as described in our business strategy discussion below, we are developing a webcasting network which will feature original, live financial programming geared to the U.S. trading day.

      Commentaries

      The commentaries on our web sites are provided by experienced, respected and high profile journalists, money managers, analysts and other Wall Street professionals. Their reports range from analysis of individual stock and industry sector performance to analysis of broad market and economic matters in general. In many cases our commentators also provide and analyze detailed financial and technical data. We believe that these commentaries will provide our subscribers with the type of insights into financial matters that previously were available only to institutional investors, traders and high net-worth individuals. We select our commentators to offer our subscribers a broad range of analysis to appeal to a broad range of investment and trading styles. The topics of these commentaries vary daily. Although we have no set criteria for choosing our commentators, we look for individuals who:

      o are well respected by members of the Wall Street community, including traders, economists, investment bankers and other institutional investors;

      o have experience either as a journalist, money manager or financial analyst and/or have an educational background in business, finance or economics; and

      o have the ability to attract and retain subscribers for our web sites.

      Several of our commentators provide similar services to investors either through their own web sites or through web sites, television programs, newspapers and magazines owned and operated by other companies. In some cases our commentators provide their services for free on their own web sites. See the risk factors titled "We may not be able to adequately expand our subscriber base because many of our competitors offer free financial information" and "Many of our commentators may have competing web sites" on page 10 for further information.





--------
1 Online Trading Continues to Catch On,
http://cyberatlas.internet.com/markets/finance/article/0,,5961_318491.00.html

      As of the date of this prospectus, the following commentators provide technical analysis and commentary for our U.S. web site:

      Elaine Garzarelli - Ms. Garzarelli has been engaged in quantitative analysis of the stock market for over twenty years. Her education and training is in economics and statistics and she holds a doctorate from Drexel University. Ms Garzarelli uses her proprietary "Sector Analysis" methodology to predict industry earnings and general market movements. Ms. Garzarelli is presently the president of Garzarelli Capital, Inc. and Garzarelli.com and she also manages money through her Chicago-based firm, Garzarelli Investment Management. Ms Garzarelli is also a frequent guest on ABC Good Morning America, CNBC, The Nightly Business Report, CNN's MoneyLine, and Fox Business News.

      Ms. Garzarelli provides reports, based on her quantitative analysis, each Friday.

      Seth Tobias - During his thirteen years of Wall Street experience, Mr. Tobias has worked on both the buy and sell side. Since January, 1996, Mr. Tobias has managed the Circle T Partners family of hedge funds. Preceding the formation of Circle T Partners, Mr. Tobias held positions as a futures trader, equity sales trader and assistant portfolio manager at JRO Associates.

      Mr. Tobias provides his market report on Tuesday of each week.

      Ralph Bloch - Mr. Bloch has been involved in technical analysis of the stock market for over forty years. He began his career at Merrill Lynch and is presently Senior Vice President and Chief Market Analyst at Raymond James & Associates, Inc. Mr. Bloch has lectured at the University of Florida, New York University Graduate School and Fairleigh Dickinson University. Mr. Bloch is also routinely quoted by prominent news organizations such as Reuters, the Dow Jones Wire, U.S. News and World Report, The Wall Street Journal, Barron's, Investor's Business Daily, and various foreign publications.

      Mr. Bloch provides daily market recap reports.

      Mastrapasqua & Associates - Mastrapasqua & Associates is an independently owned money management firm located in Nashville, TN. The firm manages approximately $650 million, which is equally divided between high net worth individuals and institutions. The firm was started in 1993 with an investment style focused on growth at reasonable prices. The two principals who write the weekly reports for our site are:

      Frank Mastrapasqua - Mr. Mastrapasqua began his career in the academic world as faculty member at Northeastern University and at the University of Houston where he was a department chair and professor of finance. After serving as chief economist to American General Capital Management, Faulkner, Dawkins and Sullivan and L.F. Rothschild, Unterberg, Towbin, in 1981, he joined Smith Barney where he was Senior Vice President, Chief Economist and Director of Fixed Income Research. He subsequently joined J.C. Bradford & Co. in 1986 as Partner, Director of Research and Chief Investment Strategist.

      Tad Trantum - Mr. Trantum, President and Co-Founder of Mastrapasqua & Associates, worked as an analyst on Wall Street with H.C. Wainwright & Co. and L.F. Rothschild, Unterberg, Towbin. He was appointed by President Carter to serve as a Commissioner for the Interstate Commerce Commission in 1979. He subsequently served as President and CEO of a regional railroad, before becoming a Partner and Senior Security Analyst with J.C. Bradford & Co. in 1987.

      Mr. Mastrapasqua provides capital market reports and Mr. Trantum provides a sector report, both on Monday each week.



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



      Dorsey, Wright & Associates, Inc. - Dorsey, Wright & Associates is a privately owned registered investment advisory firm that provides management of equity portfolios for investors and investment research services on a worldwide basis for institutions and broker-dealers.

      Thomas J. Dorsey - Mr. Dorsey, the firm's president, founded Dorsey, Wright & Associates in January 1987. He previously worked nine years at Wheat, First Securities where he developed and managed their Risk Management & Options Strategy department, before which he was an account executive at Merrill, Lynch.

      Mr. Dorsey conducts Risk Management seminars across the country on behalf of the major stock exchanges in the United States for industry professionals as well as individual investors. He has written numerous articles on equity market and options analysis for such publications as The Wall Street Journal, Barron's, Technical Analysis of Stocks and Commodities Magazine, and Futures Magazine. He is also the author of Point & Figure Charting, The Essential Application for forecasting and tracking market prices as well as a member of the Philadelphia Stock Exchange Board of Advisors.

      Watson H. Wright - Mr. Wright, the firm's secretary and treasurer, worked as an account executive at Wheat, First Securities, and its Options Strategy department, where he became Vice President and assistant Director, before leaving to help found Dorsey, Wright & Associates.

      Dorsey, Wright & Associates provides several "Point and Figure" charts, each of which sets forth technical information about a corporation and its publicly traded securities, along with custom commentary each weekday.

      Vincent Boening - For more than 35 years, Mr. Boening has specialized in interpreting the chart patterns of individual stocks and market averages. Since 1963, Mr. Boening has authored "Technical Commentary," a market letter in which he analyzes and interprets the chart patterns of certain listed and OTC stocks. During his career, Mr. Boening has held various positions at major financial institutions, including Legg Mason Wood Walker, Fidelity Management & Research and White, Weld, where he specialized in the area of technical analysis of chart patterns. Mr. Boening was also a consultant for Donaldson Lufkin & Jenrette and has a continuing relationship with that firm's International Department, providing services to certain European institutions.

      Mr. Boening's report "Chart Patterns" provides technical analysis based on chart patterns of individual stocks and market indices on Monday, Wednesday and Friday of each week.

      Richard W. Arms, Jr. - Mr. Arms is the author of four books on strategic market analysis and has authored numerous articles for national publications, including Barron's and Pension & Investment Age. He is the publisher of "The Arms Advisory Letter," a weekly advisory service for institutions. He is a frequent lecturer and has appeared on Wall Street Week with Louis Rukeyser.

      Mr. Arms provides his "Equivolume" report, which discusses and charts relationships between stock price and volume on Monday, Wednesday and Friday of each week.

      Mark Leibovit - Since 1979 Mr. Leibovit has published his VRS newsletter which provides information on short swing, high performance stock trades and intra-day market timing based on his proprietary trading program. In 1999, Mr. Leibovit founded vrtrader.com which provides various products based upon Mr. Leibovit's "Volume Reversal"(TM) methodology. In the mid 1970's, Mr. Leibovit was a market maker on the Midwest Options Exchange and the Chicago Board Options Exchange. Mr. Leibovit also served as an "Elf" on Louis Rukeyser's "Wall Street Week" for seven years and has also been a frequent guest on PBS' "The Nightly Business Report with Paul Kangas," CNBC, CNN, the Business News Network and other radio and television programs.

      Mr. Leibovit provides market reports based on his "Volume Reversal" methodology on Monday - Thursday, with updates of those reports issued twice daily.

      L. Douglas Lee - Mr. Lee is Chief Economist at Washington Economics. Previously he was Chief Economist at Washington Analysis Corporation, which he joined in 1984. Mr. Lee also served as Chief U.S. Economist for HSBC Securities. Prior to that, he was also Chief U.S. Economist for NatWest USA. From 1981-1983 Mr. Lee was a senior economist at Data Resources Inc. and manager of their Defense Information Service. Before that he served as senior economist and research director for the Joint Economic Committee of Congress. Mr. Lee has published numerous articles, is quoted frequently in national newspapers and magazines, and appears regularly on CNBC, CNN, Nightly Business Report, and in other media.

      Mr. Lee provides daily early morning reports focusing on various economic indicators and their potential effect on the market, various sectors and industries and individual companies.

      E*Offering - E*Offering is an online investment banking firm funded in part by E*TRADE Group Inc. and Sandy Robertson, founder and former CEO of Robertson Stephens & Co. It provides full-service investment research and capital markets capabilities to institutional and individual investors.

      E*Offering provides market reports that will be authored, on a rotating basis, by its team of analysts.

      Kate Bohner - Ms. Bohner is a former reporter for CNBC Business News, where she covered high-profile personalities for the network Her "Power File" segment on the daily CNBC show Power Lunch took a look at the comings and goings of figures from the worlds of business, media, entertainment, fashion and sports. Prior to working with CNBC, Ms. Bohner was an associate editor with Forbes, where she wrote "The Informer" column and a correspondent for CNNfn, where she contributed to the "Big Buzz" segment. In 1997, Ms. Bohner co-authored "The Art of the Comeback" with Donald Trump.

      Ms. Bohner provides financial news reports and special feature reports on Tuesday, Thursday and Friday of each week.

      Stephen Langan - Mr. Langan is currently the Chief Market Strategist at Donald & Co. Prior to joining Donald & Co., Mr. Langan held positions as a specialist in major market index options and as a market maker. During this time Mr. Langan began building his own stock trading system and in 1993 he started "TrendWatch," a market advisory service whose customers included floor specialists, market makers and high net worth individuals. Mr. Langan has appeared on CNBC, CNNfn, Bloomberg Television and radio. He has also been quoted in USA Today, Investors Business Daily, The New York Times and other publications.

      Mr. Langan provides reports on short-term market volatility each weekday.

      Douglas A. Kass - Mr. Kass has been involved in the investment business since 1972 and is currently the President of DAK Management Corporation, which manages several investment partnerships. Prior to forming DAK Management, Mr. Kass was Senior Portfolio Manager at Omega Advisors, a New York-based investment partnership with over $3 billion in assets. Mr. Kass co-authored "Citibank" with Ralph Nader and the Center for the Study of Responsive Law. He has been quoted in the Wall Street Journal, Barron's, Forbes, Business Week, USA Today and Investor's Business Daily and has appeared on CNBC, Lou Dobb's Moneyline on CNN and on PBS' Nightly Business Report. Mr. Kass has also been the subject of a cover story in Barron's and has authored several articles for that publication.

      Mr. Kass provides reports on Sunday of each week and will be a part of a new feature of the site called "The Bear Cave," where Mr. Kass and other commentators will express their market views from a short-side or "bear" perspective.

      Dane C. Andreef - Mr. Andreef is currently the General Partner and Portfolio Manager of Andreef Equity, L.P., and the Managing Director and Portfolio Manager of Andreef Overseas, LTD. Prior to establishing his own funds, Mr. Andreef was an associate at Granite Capital International Group and prior to that a telecommunications analyst at Furman Selz.

      Mr. Andreef provides reports on investment opportunities in turnaround companies on Sunday and Wednesday of each week.

      Michael Paulenoff - Mr. Paulenoff is the President of MJP Market Strategies, which provides intraday strategic financial market analysis to institutional and individual clients. He has been an analyst and a participant in the financial and commodity markets since his graduation from the Georgetown University School of Foreign Service in 1979, working for Smith Barney, Harris Upham, Drexel, Burnham, Lambert and Republic National Bank. He also authored The Business-One Irwin Guide to Futures Markets.

      Mr. Paulenoff's report "Rates, Reasons and Resistance" provides discussion and analysis of U.S. and global interest rates and fixed income investments on Tuesday and Friday of each week.

      Dr. James Canton - Dr. Canton joined us in February of 2000 to host the Tech Sector. He is a internationally recognized technology futurist, media commentator, keynote speaker and author. For over twenty years, Dr. Canton has been analyzing leading edge technologies. He is noted for his accurate forecasts about technology's impact on business, markets and the economy. He is the President of the Institute for Global Futures, a leading Think Tank that advises the Fortune 1000. Articles about Dr. Canton have appeared in the Dow Jones News, Wall Street Journal, NY Times and US News & World Report. Since 1998, Dr. Canton also has been a regular Guest Host on CNN, Financial News where he reports on the technology sector. In addition, Dr. Canton serves as an Advisor, White House Science and Technology Task Force and is author of Technofutures: How Leading-Edge Technology Will Transform Business in the 21st Century (Hay House,
1999).

      Susan Molinari - Susan Molinari joined our news team in June 2000. In addition to serving as one of our commentators, Ms. Molinari is Chairperson of Washington-based Susan Molinari, L.L.C., a government affairs and strategic communications firm with clients in the areas of telecommunications, transportation and finance. She is also Senior Public Affairs Consultant to Fleishman-Hillard, the global public relations firm, and regularly appears on national television as a public affairs commentator. Ms. Molinari was a member of Congress from 1990 to 1997. Prior to Congress, Susan Molinari was twice elected to the New York City Council, where she was Minority Leader. In 1997, she left Congress to co-anchor the team inaugurating "CBS News Saturday Morning," where she conducted on-air interviews of national and international newsmakers. Co-author of the book "Representative Mom: Balancing Budgets, Bill and Baby in the U.S. Congress," Susan Molinari has also authored scores of articles published by national magazines and daily newspapers on a wide variety of subjects, ranging from the role of women in politics to national fiscal policy.

      Certain other commentators not under contract to us also supply commentary appearing on our web site.

      Securities Law Compliance Policy - To ensure impartiality and prevent any conflict-of-interest or appearance of conflict, our employees and our breaking news journalists, such as Dan Dorfman and Kate Bohner, are not permitted to own individual stocks (though they may, and most will, own equity in JagNotes) except in one case through a blind account which is controlled by a representative of Salomon Smith Barney Inc. Our outside commentators are not subject to this policy, but they disclose to us their current positions in any of the stocks that they write about or otherwise take steps to insure the integrity of their work.

      Breaking News and Market Moving Information

      To meet investors' demand for more timely and market moving information we offer our subscribers three targeted products:

      Streetside with Dan Dorfman - For more than 30 years Dan Dorfman has covered Wall Street in print and on television. His credentials include reportage for CNN, CNBC, the Wall Street Journal, USA Today, Esquire and New York and Money magazines. In January 1996, Mr. Dorfman's employment with Money Magazine was terminated because he declined to disclose the sources for his columns to Money's managing editor. In 1996 Mr. Dorfman took a leave of absence from his employment with CNBC as a result of a stroke. Prior to this leave of absence, and while Mr. Dorfman was still doing a daily broadcast at CNBC, CNBC retained an independent law firm to conduct an extensive investigation of alleged improper conduct by Mr. Dorfman. Based upon this investigation, CNBC and its investigators concluded that Mr. Dorfman did not engage in any conduct that violated any law or internal corporate policy. Mr. Dorfman chose not to return to his position at CNBC following his leave of absence. His recovery from the stroke is continuing.

      Mr. Dorfman's column appears each weekday at 1:00 p.m.

      JagNotes Upgrade/Downgrade Report - The JagNotes upgrade/downgrade report is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. Each morning we gather this information, then compile and release it in a concise, easy to read format before the markets open. We believe that this early, convenient access to potentially market moving information gives our subscribers access to some of the information traditionally available when the market opens to institutional investors, professional traders and high net worth individuals.

      The Rumor Room - Because rumors can move equities, we have established the "Rumor Room" where we post rumors about various stocks that have been heard on the street. When we hear rumors, we post the information in the Rumor Room and indicate the date and time of the rumor. We also attempt to contact the company or companies involved in the rumors for a comment and post the results of this inquiry with the rumor. While we realize that rumors are inherently unreliable as indicated by a cautionary note introducing this portion of our site, we believe that every trader and investor - large and small - should have access to this information to determine its usefulness.

      The Rumor Room is available to our subscribers and updated throughout the day.

      Select Financial Data

      To complement our other investor information products, we also provide our subscribers with access to various financial data that we believe is attractive to the active investor. This data is housed in an area of the site we refer to as the "Trading Center." It includes information such as Quotes, Splits & Dividends, OTC Short Interest, Charting, Insider Buying & Selling, BestCalls.com's calendar of earnings conference calls and related investor events and Morningstar.com's Investment Quicktake(R) Reports and screening tools for mutual funds, and other similar publicly available data that is typically useful to the active investor or trader.

Subscriptions

      Most of the content on our web site is accessible only to paid subscribers. Subscriptions are offered at the rate of $9.95 per month, or $99.95 per year. We have offered free trial subscriptions at times in the past and may do so in the future.

      We also maintain our original JagNotes fax-based service for a number of mostly institutional subscribers. Through this service, we provide these subscribers faxed copies of our daily JagNotes upgrade/downgrade report, which is updated two or three times every weekday morning before the stock market opens. We also allow these subscribers access to our Internet-based information by providing them with a specified number of access codes. The price for this combined service is approximately $150 per month.

      The content of our web site contains all of the information provided in the faxed reports as well as the commentaries described above and other product offerings which do not appear in our faxed reports. Unlike the daily investment report, the information contained on our web site is updated up to three times throughout each weekday. The various commentaries are updated pursuant to a schedule set forth on our web site.

      We intend to continue providing our combined fax/Internet service in the future primarily to institutional subscribers. We believe that many financial institutions are willing to pay a higher price for this combined service because they consider a faxed report to be a more efficient means of receiving the information or because their employees do not have direct Internet access.

Advertising Revenue

      While we expect the primary source of our revenue from our current U.S. site to be subscriptions, we may supplement this with advertising and sponsorship-based revenue. As we have also just begun selling advertising and sponsorship on the site, we have not yet realized any material advertising revenue. As we implement our marketing plan, we intend to aggressively pursue advertisers and sponsors for portions of the site. Financial service companies which have an Internet presence will initially be the primary target of our sponsorship efforts.

      Our webcasting service now under development will be entirely advertiser supported, with no subscription fee.

Our Business Strategy

      Our goal is to position JagNotes as a leading Internet-based worldwide financial information provider. In time, we hope that JagNotes will become a primary financial information resource for institutional investors and the general public alike.

      The success of our business depends on our ability to obtain the requisite financing and be able to:

            o     implement our webcasting project;
            o expand our subscriber base in the United States and internationally;
            o     launch web sites in markets outside the United States;
            o expand the range of services offered to subscribers and other users;
            o     leverage the reputation of our commentators; and
            o     pursue acquisitions and strategic alliances.

      We plan to continue to service the institutional segment of our business, but we recognize that retail subscribers and viewers represent our largest potential market and are the key to our development. We will use an integrated marketing model to attract new subscribers and, to the extent funding permits, will employ a mix of communications media to increase name awareness in the retail market and increase visits by potential subscribers with a view to ultimately generating new subscribers. We also now plan to use streaming media technology in the distribution of our webcast program, which we have designed to provide market reports, investment intelligence, news and information to viewers through an advertising supported service.

      Establish Webcasting Business.

      On February 23, 2000, we announced that, subject to financing being available, we intend to provide streaming audio and video content to our subscribers and other viewers over the Internet. Our webcasting program will seek to uncover the stories that could move stocks as well as the stories behind stocks that are already moving.

      We expect to launch our webcasting business in August 2000, broadcasting nine hours of market coverage each trading day, starting at 8:00 a.m. EST and concluding at 5:00 p.m. EST. We have retained Jack Reilly, former vice president of CNBC Business News and executive producer of ABC's Good Morning America program, and Peter Barnes, a former reporter for CNBC Business News, to assist us in developing daily programming for a webcasting network which will be named JAGfn. We have agreed to pay Mr. Reilly and Mr. Barnes annual base salaries of $200,000 and $175,000, respectively, for services provided to us by them in connection with the webcasting project during the year 2000. In addition, we have agreed to issue to Messrs. Reilly and Barnes stock options to purchase up to an aggregate of 500,000 shares of our common stock pursuant to the terms and conditions of their respective consulting agreements with JagNotes. We anticipate that the initial costs of implementing our webcasting project through the first year of operation will fall within the range of $5,000,000 and $6,000,000.

      Throughout the trading day, a team of in-house commentators will report on market activity. The programming will replicate the format and style of sports coverage, with its "color" and "play-by-play" analysis and real-time improvisation. The webcast will feature the following three programs:

            o an early morning program to prepare subscribers for the opening of market trading;

            o a program during market hours, offering in-depth, real-time market coverage; and

            o a program following the close of the securities markets that emphasizes portfolio and market strategies for the next morning's opening bell.

      We intend to create a webcasting schedule which is fast-paced, informative and entertaining. We expect coverage during trading hours to be particularly lively and free wheeling, largely unstructured and unscripted, reflecting the nature of the securities markets themselves. We currently expect Mr. Barnes to serve as an anchor for the network together with JagNotes commentator and former CNBC Business News reporter, Kate Bohner.

      Initially our webcast will originate from Chelsea Television Studios on West 26rd Street in New York City.

      Additional facets of our business strategy include:

      Expand Subscriber Base. Some avenues that we are exploring to attract new subscribers include:

            o     Transmitting video programs over the Internet;
            o     Promoting web site service in our webcasts;
            o     Expanding on and improving our web site content;
            o     Offering free trial subscriptions;
            o     Traditional public relations;
            o Using our good reputation among financial professionals to attract new subscribers to our web site;
            o Co-promoting services through financial institutions, particularly those who currently subscribe to JagNotes;
            o Pursuing distribution arrangements with third party information providers that service financial institutions and individual investors; and
            o Pursuing strategic alliances with, or acquisition of, existing web-based information providers and other media companies.

      To implement the last three strategies, we have entered into the following agreements:

            o A short-term content licensing agreement with AltaVista Company, pursuant to which we will provide certain selected JAGfn.com content to AltaVista for display every weekday on co-branded web pages hosted and served by AltaVista. This limited content is to include on a daily basis the Rumor Room, subject to a 15 minute delay, as well as our daily JagNotes upgrade/downgrade report and L. Douglas Lee's "Coming Attractions" in real time. In addition, AltaVista will provide its users with free access in real time on selected days to content from several of our commentators including, among others, Dan Dorfman, Kate Bohner, Seth Tobias and Dorsey, Wright & Associates. AltaVista will be the sole major Internet portal with the U.S. rights to such content. In return, AltaVista will provide a graphic link to our web site enabling AltaVista users to subscribe directly to our entire web site.

            o A one year revenue-sharing distribution agreement with Track Data, pursuant to which Track Data will offer its customers subscriptions to access our web site content in the form of a live news feed. Subscribers to Track Data's online trading service will receive a delayed news feed of our web site content at no cost.

            o A similar one year agreement with ILX Systems, a division of Thomson Information Services, Inc., pursuant to which ILX Systems will make available to users of its products subscriptions to access our web site content.

            o An agreement with BestCalls.com pursuant to which our subscribers can access BestCalls.com's comprehensive calendar of earnings conference calls and related investor events.

            o A co-marketing agreement with Totally Free Paging.com pursuant to which Totally Free Paging.com provides our subscribers the convenience and accessibility of not only receiving JagNotes web site content, but also viewing pages sent during the past 30 days, listening to voicemail messages, picking up faxes and even sending instant messages all at one Internet location.

            o A distribution agreement with Unilink Financial Services Ltd. pursuant to which Unilink will offer JAGfn.com content to subscribers of Unilink. Unilink is a provider of subscriber-based financial information to leading market data vendors.

            o A distribution agreement with COMTEX News Network, Inc. pursuant to which COMTEX will offer JAGfn.com content to subscribers of COMTEX in exchange for royalty payments to JagNotes.

      Develop New Geographic Markets. Our Internet presence allows us to access investors and financial information seekers worldwide. To take advantage of the unlimited reach of the Internet, in addition to our U.S. site, subject to financing being available, we eventually plan to have web sites serving three key geographic regions:

            o     Europe
            o     Latin America
            o     Asia

      These regional web sites will offer country-specific content in each region which will be delivered in the local language of each country. These sites will focus on:

            o Commentaries from experienced, respected and high profile journalists, money managers, analysts and other financial professionals from the region.

            o The delivery of breaking news and potentially market moving information from the region.

            o Select financial data from local markets targeted at the active investor and trader.

            o Educational content intended to make regional subscribers better informed about various investment matters.

            All of our subscribers will have access to our U.S. and regional sites. We have not yet determined the subscription rates for all of our regional sites or whether subscription rates will be charged at all. Educational content will eventually be an important component of our regional sites because online investing has not yet penetrated these regional markets to the extent it has in the United States, but this content will be added later.

            In July 1999 we established JagNotes-Euro.com, Ltd., which has been incorporated in England as a wholly owned subsidiary of JagNotes.com Inc. We opened our JagNotes-Euro.com web site on December 1, 1999.

      We have retained the services of various commentators for our JagNotes-Euro site, including the following:

            o     Neil Bennett, City Editor of the Sunday Telegraph;
            o     Nicola Horlick, Managing Director of SG Asset Management;
            o     Michael Clarke, stock market correspondent of the Evening
                  Standard;
            o     Jason Nisse, City Editor of The Independent on Sunday;
            o     Stuart Rock, Editorial Director of Caspian Publishing; and
            o Alan Thomas, independent money manager and stock market analyst.

      In addition, the French company Valquant provides charts for selected European companies.

      We are currently working on the establishment of our Latin American site and intend to commence operations in Latin America during the year 2000 as funding becomes available. Our estimated costs for establishing our Latin American sites is approximately $4 million. To date, we also have retained the services of three commentators, Elena Landau, Agmar Rodrigues Faria and Antonio Delfim Netto, to provide reports on our Latin American web site once established. Ms. Landau also serves as a consultant with respect to our Latin American operations and will have a 5% equity interest in our Latin American subsidiary when it is established.

      Web Site Development. Our goal is to develop www.jagfn.com into a comprehensive source for financial information and analysis which is the primary source of such information and analysis for our subscribers. Our web site was recently redesigned to make it more user friendly and to accommodate audio and video streaming. In addition to the existing content, we plan to continue to improve and expand the features of our site to provide greater value to our subscribers as our financial resources permit. Additional features we plan to offer include:

            o     Additional specialized commentators

            o An educational corner that will provide an ongoing series of market-related seminars and training sessions intended to improve the skills of investors and traders

            o An expanded fixed income section providing more commentary and data on corporate and government bonds

      Leverage the Reputation of our Commentators. Because most of our commentators are high profile individuals in the financial world, we plan to use their association with JagNotes as a marketing tool. Many of our commentators are frequent guests on television and radio financial programs and we expect that this exposure should further enhance the reputation of our commentators and our site.

      Pursue Strategic Alliances. We believe that we can effectively grow our business by pursuing strategic affiliations, partnerships, joint ventures or other relationships with strategic partners. We are currently pursuing alliances with investment firms, online brokerage houses, market news providers, web portals and cable television networks in an effort to obtain additional content, expand our name recognition and increase our subscriber base.

      On February 9, 2000, we purchased a 7% interest in the company which owns the vrtrader.com web site for $300,000. Mark Leibovit, who is one of our commentators, owns this company. The vrtrader.com web site provides technical market information. We also have paid $200,000 for a 2% interest in MyBrowzer.com, Inc. Under the terms of our agreement, MyBrowzer has also agreed to license its proprietary browser software to us for approximately $62,000. As of the date of this prospectus, we do not have any other pending negotiations for similar investments.

      We will require additional funds in order to implement our business strategy. At our current usage rate of cash, the cash generated from our operations will not be sufficient to fund the liquidity requirements of our current business strategy. Accordingly, we will need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurances that we will be able to do so.

      Note: These are our strategies, goals and targets. We believe in them, but we cannot guarantee that we will be successful in implementing them or that, even if implemented, they will be effective in creating a profitable business. In addition we are dependent on having sufficient cash to carry out our strategy. Please read "Risk Factors" beginning on page 9 before making any investment decision.


Competition

      Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff.

      We provide a variety of categories of information to our subscribers, including daily financial news, technical analysis of stock activity and selected financial data of corporations. Each of these components of our business competes to a different degree with the following information sources:

      o Online financial news and information providers including TheStreet.com, MarketWatch.com, The Motley Fool, FT.com, European Investor.com, Worldly Investor.com and Hemmington-Scott.com
      o Traditional media sources such as The Wall Street Journal, The Financial Times, Barrons, CNNfn, and CNBC, all of whom also have an Internet presence
      o Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones
      o     Online brokerage firms such as E*Trade, Charles Schwab or DLJ Direct
      o     Internet portals and search engines such as America Online and Yahoo

      Because there is not a readily defined market in which we compete, we cannot predict which information source or sources will be our primary competition in the future. However, we expect competition from each of the above information sources to intensify and increase in the future. Most of our current and potential competitors have greater name recognition, larger financial, technical and marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment.

      The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, content, creative or other advantages over the services we provide.

      In order for us to successfully compete in this business, we will need to reliably provide valuable services at a competitive price to a large subscriber base. We believe that a successful implementation of our business strategy will allow us to do so and to compete successfully as a leading financial and investment information provider.


Web Site Technical Information

      We lease five web servers, which are the computer systems on which all content for our U.S. web site is maintained and through which we operate that web site. Our U.S. servers are maintained by Woodbourne Solutions and are located in their facility in Germantown, Maryland. The servers for our Euro site are maintained by Exodus Communications in their Jersey City, New Jersey facility. Our two back-up servers are maintained by Above.net and PC Communications and are located in San Jose, California and Jersey City, New Jersey.

      Our U.S. web site was recently redesigned by Zero-G at a cost of approximately $500,000. They also handle ongoing design matters for the U.S. site and assist us in placing content on that site. Our European web site is designed and maintained by Blue Tac, Ltd.


Employees

      As of June 30, 2000, we had 30 employees. As of that date, we had entered into employment agreements with seven of our employees, none of whom are officers or directors of JagNotes.


Facilities

      We lease an office suite located in an office building at 1415 Wyckoff Road, Second Floor, Farmingdale, New Jersey 07727. The space houses 10 employees and is approximately 3,736 square feet. This space houses certain of our executive and administrative personnel and related administrative equipment. This office does not house the servers for the site, which are housed at separate locations as indicated above (see "Web Site Technical

Information"). Our lease for this office space expires on October 31, 2001. We believe that we will be able to obtain a suitable replacement for this space on commercially reasonable terms if our lease is not renewed.

      We have paid a deposit to Chelsea Television Studios pursuant to a letter of intent relating to a lease for approximately 3,000 square feet of studio space and approximately 4,000 square feet of ancillary office and support space located at 226 West 26rd Street, New York, New York. This space will house the production of our webcasting service. We expect to pay approximately $2,700,000 for rent and labor costs associated with this space, although the terms and conditions of our proposed lease with Chelsea Television Studios have not yet been finalized. Certain executive and administrative staff personnel currently occupy office space at this facility.

      JagNotes-Euro.com, Ltd., our wholly owned subsidiary, leases a full service office suite located at 60 Lombard Street, Suite 3.16, London EC3. We have leased this space on a short-term basis, which we can renew until such time as we can determine what permanent facilities we require.

Legal Proceedings

      There are no currently pending law suits or similar administrative proceedings against the company and, to the best of our knowledge, there is presently no basis for any suit or proceeding.

      We carry Internet Professional Liability insurance coverage. This coverage is for risks relating to:

      o copyright and trademark infringement and libel, slander and defamation claims arising out of our advertising, broadcasting, publishing and web site content; and

      o web site set up including programming, design, installation and consulting services.

      We also carry Commercial General Liability insurance coverage.

Where you can find more information about us

      We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any of this information at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at (800) SEC-0330 if you would like further information on the public information rooms. This information is also available from the SEC's web site at http://www.sec.gov.

      In the future we intend to distribute annual reports containing audited financial statements and other information to our stockholders after the end of each fiscal year. We do not intend to regularly distribute quarterly reports to our stockholders, but we will gladly send them to you upon your written request to our Corporate Secretary.

                      MANAGEMENT AND EXECUTIVE COMPENSATION

Management

      Following is certain information about our executive officers and directors. We have not entered into employment agreements with any of our executive officers.

      Gary Valinoti, age 42, was a co-founder of the predecessor to JagNotes.com Inc. and has served as the President and Chief Executive Officer of JagNotes.com Inc. since March 1999. Mr. Valinoti is also a member of JagNotes' Board of Directors. From August 1992 - March 1999 Mr. Valinoti served as President, and as a member of the Board of Directors, of JagNotes, Inc., the company that produced the JagNotes fax service throughout that period. Prior to his involvement with JagNotes, Inc., Mr. Valinoti held positions with various firms in the securities industry including Mosely, Hallgarten, Estabrook & Weeden where he was involved in institutional and currency trading, and started the firm's arbitrage department. Mr. Valinoti attended Wagner College.

      Thomas J. Mazzarisi, age 43, has served as JagNotes' Executive Vice President and General Counsel since March 1999 and is also a member of the JagNotes' Board of Directors. From 1997 until joining JagNotes Mr. Mazzarisi practiced law from his own firm in New York, specializing in international commercial transactions. From 1988 until 1997, Mr. Mazzarisi was a Senior Associate at the law firm of Coudert Brothers where he also specialized in international commercial transactions. Prior to joining Coudert Brothers, Mr. Mazzarisi was Deputy General Counsel of the New York Convention Center Development Corporation. Mr. Mazzarisi is a graduate of Fordham University where he received a B.A. in Political Economy and was elected to Phi Beta Kappa. Mr. Mazzarisi received his J.D. from Hofstra University School of Law.

      Stephen R. Russo, age 39, has served as JagNotes' Chief Financial Officer since March 1999. Since 1984, Mr. Russo has also served as President of Stephen
R. Russo & Co., Certified Public Accountants. From 1981-1984 Mr. Russo served as Senior Staff Accountant for Edwin Weinberg & Associates, where he was responsible for certified audits of corporate accounts, as well as corporate and individual tax matters. Mr. Russo is a graduate of St. Thomas Aquinas College where he received a B.S. in Accounting. Mr. Russo is a member of the New York State Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Rockland County Business Association.

      Stephen J. Schoepfer, age 41, is our Executive Vice President, Chief Operating Officer and Secretary and is on our Board of Directors. Prior to joining JagNotes in July 1999, he was a Financial Advisor with the investment firm of Legg Mason Wood Walker. Prior to joining Legg Mason, Mr. Schoepfer served as a Financial Advisor and Training Coordinator at Prudential Securities. Mr. Schoepfer attended Wagner College.


Executive Compensation

      The following table sets forth certain summary information regarding compensation paid to our Chief Executive Officer and certain executive officers for services rendered during the fiscal years ended July 31, 1998 and 1999. Except as listed in the table below, no executive officer holding office in fiscal year 1999 received total annual salary and bonus exceeding $100,000. No such officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.

                           SUMMARY COMPENSATION TABLE


                                                                       Annual Compensation
                                               --------------------------------------------------------------------
                                                                                                    Other
                                     Fiscal                                                         Annual            All Other
   Name and Principal Position        Year             Salary                  Bonus             Compensation        Compensation
----------------------------------- ---------- ----------------------- ---------------------- ------------------- ------------------
Gary Valinoti, President, Chief       1999            $110,550                   -                     -                  -
Executive Officer and director        1998            $110,550                   -                     -                  -
----------------------------------- ---------- ----------------------- ---------------------- ------------------- ------------------
Jeffrey Goss (Mr. Goss served as      1999            $110,550                   -                     -                  -
Secretary and Vice President of
JagNotes, Inc. until June 2000,       1998            $110,550                   -                     -                  -
but is no longer employed by
JagNotes.).
----------------------------------- ---------- ----------------------- ---------------------- ------------------- ------------------
Anthony Salandra (Mr. Salandra        1999            $110,550                   -                     -                  -
served as President and director
of JagNotes, Inc. during fiscal       1998            $110,550                   -                     -                  -
year 1999, but is no longer
employed by JagNotes).
----------------------------------- ---------- ----------------------- ---------------------- ------------------- ------------------
Barry Belzer (Mr. Belzer served       1999            $110,550                   -                     -                  -
as Secretary and director of
JagNotes, Inc. during fiscal year     1998            $110,550                   -                     -                  -
1999, but is no longer employed
by JagNotes).
----------------------------------- ---------- ----------------------- ---------------------- ------------------- ------------------

      We are in the process of expanding our staff and, accordingly, we expect that our executive compensation expenses will increase in the current and future fiscal years.

Director Compensation

      We currently do not compensate our directors.

1999 Long-Term Incentive Plan

      In October, 1999 the Board of Directors approved the 1999 Long-Term Incentive Plan. The purpose of the plan is to allow us to attract and retain officers, employees, directors, consultants and certain other individuals and to compensate them in a way that provides additional incentives and enables such individuals to increase their ownership interests in JagNotes. Individual awards under the plan may take the form of:

      o     either incentive stock options or non-qualified stock options;
      o     stock appreciation rights;
      o     restricted or deferred stock;

      o     dividend equivalents;
      o bonus shares and awards in lieu of JagNotes' obligations to pay cash compensation; and
      o other awards, the value of which is based in whole or in part upon the value of the common stock.

      The plan will generally be administered by a committee appointed by the board of directors, except that the board will itself perform the committee's functions under the plan for purposes of grants of awards to directors who serve on the committee. The board may also perform any other function of the committee. The committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions, performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as the committee may determine.

      The maximum number of shares of common stock that may be subject to outstanding awards under the plan will not exceed 15% of the aggregate number of shares of common stock outstanding effective at the time of such grant. At April 30, 2000, the number of shares deliverable upon exercise of incentive stock options was limited to 2,217,301. The plan also provides that no participant may be granted in any calendar year options or other awards that may be settled by delivery of more than 500,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares as of the date of grant or the date of settlement of the award, whichever is greater. As of April 30, 2000 there were a total of 810,500 shares of common stock subject to outstanding options granted under the plan. Each of the foregoing options has an exercise price of $2.00 per share.

      The plan will remain in effect until terminated by the board of directors. The plan may be amended by the board of directors without the consent of JagNotes' stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which JagNotes' common stock may then be listed or quoted. The number of shares reserved or deliverable under the plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors, and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

      JagNotes generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the plan, except no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the required holding periods; and deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under the plan during a grace period of approximately one year following the effectiveness of this registration statement, and should not apply to certain options, stock appreciation rights and performance-based awards granted thereafter if JagNotes complies with certain requirements under Section 162(m).

Employment Contracts

      We have not entered into employment agreements with any of our officers.

Indemnification of Officers and Directors

      Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in JagNotes' best interest. In the case of an action brought by or in the right of JagNotes, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to JagNotes, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all the relevant circumstances.

      We do not currently maintain director's and officer's liability insurance but we may do so in the future.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to beneficial ownership of the common stock as of the date of this prospectus by
(i) each person known by JagNotes to be the beneficial owner of more than five percent of the common stock, (ii) each executive officer and director of JagNotes, and (iii) all executive officers and directors of JagNotes as a group. See also "Management and Executive Compensation."

Name and Address of Beneficial Owner                   Number of Shares Beneficially Owned               Percentage of Class(1)
------------------------------------------------------ ------------------------------------------------- ---------------------------
Gary Valinoti (President, CEO and Director)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                             3,155,500(2)                             21.4%
------------------------------------------------------ ------------------------------------------------- ---------------------------
Stephen Russo (Chief Financial Officer)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                                   0                                    0
------------------------------------------------------ ------------------------------------------------- ---------------------------
Thomas Mazzarisi  (Executive Vice President, General
Counsel and Director)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                                110,000                                 x
------------------------------------------------------ ------------------------------------------------- ---------------------------
Stephen Schoepfer (Executive Vice President, Chief
Operating Officer and Director)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                                75,000                                  x
------------------------------------------------------ ------------------------------------------------- ---------------------------
All executive officers and directors as a group
(5 persons)                                                                3,320,500                               23.0%
------------------------------------------------------ ------------------------------------------------- ---------------------------

x     Less than one percent.
(1) Based on 14,782,005 shares outstanding, plus the number of shares which the beneficial owner has the right to acquire within 60 days, if any.
(2)   Includes 444,500 shares owned Mr. Valinoti's wife, Cathleen Valinoti.

                              SELLING STOCKHOLDERS

      The shares covered by this prospectus which are being offered by the selling stockholders consist of (i) up to 10,000,000 shares of common stock that CALP II may purchase from us pursuant to an equity line of credit agreement,
(ii) up to 5,000,000 shares of common stock that may be issuable to CALP II upon conversion of an 8% Convertible Debenture due June 12, 2003, (iii) up to 2,000,000 shares of common stock that CALP II may acquire upon the exercise of stock purchase warrants issued in connection with the equity line of credit agreement, (iv) 428,571 shares of common stock that may be issued to CALP II upon exercise of a stock purchase warrant, (v) 250,000 shares of common stock that may be issued to Thompson Kernaghan & Co., Ltd. upon exercise of a stock purchase warrant, (vi) 25,000 shares of common stock that may be issued to Butler Gonzalez, LLP upon exercise of a stock purchase warrant, (vii) 500,000 shares of common stock that may be issued to Strategic Growth International, Inc. ("SGI") upon exercise of a stock option and (viii) an aggregate of 1,250,000 shares of common stock that may be issued to The May Davis Group. Inc. ("May Davis") and five of its affiliates, Robert Farrell, Mark A. Angelo, C. Max Rockwell, Joseph Donahue and Hunter S. Singer, upon exercise of stock purchase warrants. The address of CALP II is c/o Thompson Kernaghan & Co., Ltd., 365 Bay Street, 10th Floor, Toronto, Ontario M5H 2V2. The address of Thompson Kernaghan & Co., Ltd. is 365 Bay Street, 10th Floor, Toronto, Ontario M5H 2V2. The address of Butler Gonzalez, LLP is 1000 Stuyvesant Avenue Suite # 6, Union, NJ 07083. The address of SGI is 111 Great Neck Road, Suite 606, Great Neck, New York 11021-5402. The address of May Davis and its affiliates is 1 World Trade Center, New York New York 10048.

    We have agreed to pay all the expenses we incur in connection with the registration of the shares issuable to the selling stockholders:

      o     pursuant to the equity line of credit agreement;

      o     upon conversion of the 8% Convertible Debenture;

      o upon exercise of stock purchase warrants to be issued to CALP II in connection with the equity line of credit agreement;

      o upon exercise of a stock purchase warrant to acquire 428,571 shares of common stock;

      o upon exercise of a stock purchase warrant to acquire 250,000 shares of common stock;

      o upon exercise of a stock purchase warrant to acquire 25,000 shares of common stock; and

      o upon exercise of a stock option to acquire 500,000 shares of common stock; and

      o upon exercise of stock purchase warrants to acquire an aggregate of 1,250,000 shares of common stock.

    The selling stockholders will pay all broker commissions and other selling expenses they incur, as well as any legal and other expenses that they may incur in the registration or sale of its shares. Except for these relationships, none of CALP II, Thompson Kernaghan & Co., Ltd. or Butler Gonzalez, LLP has had a material relationship with us or any of our affiliates within the past three years.

    The following table sets forth information about the ownership of our common stock by the selling stockholders as of July 13, 2000.

    The number of shares in the table attributed to CALP II represents an estimate of the number of shares of common stock to be offered by CALP II, if CALP II were to fully convert the 8% Convertible Debenture as of July 10, 2000 and offer all the resulting shares of common stock for sale. If the 8% Convertible Debenture were converted in full as of July 10, 2000, CALP II would be entitled to acquire approximately 2,358,491 shares of our common stock, or approximately 14% of the number of shares of common stock that were then outstanding after the conversion; however, because the terms and conditions of the 8% Convertible Debenture restrict CALP II from acquiring in excess of 10% of the outstanding shares of our common stock upon conversion, we only would be required to issue 1,642,445 shares of common stock to CALP II. The actual number of shares of common stock issuable upon conversion of the 8% Convertible Debenture is indeterminate, and could be materially less or more than the amount estimated due to the conversion price adjustments explained in the section of this prospectus entitled "Description of Securities" on page 53. We agreed to register at least 5,000,000 shares in connection with the issuance of the 8% Convertible Debenture; the additional shares covered by this prospectus for sale by CALP II are to accommodate the possibility that the actual number of shares issuable upon conversion of the 8% Convertible Debenture increases as a result of adjustments in the conversion price. This table, however, assumes no adjustments to the conversion prices. We cannot assure you that CALP II will sell any or all of the shares that it may acquire upon the conversion of the 8% Convertible Debenture. CALP II's determination whether to hold or convert the 8% Convertible Debenture and sell the resulting shares will depend upon many factors, including our prospects, general market conditions and the prevailing price of our common stock. In addition, subject to various limitations, we can require conversion.

                                         SHARES OF COMMON STOCK       MAXIMUM NUMBER OF SHARES TO BE    SHARES OF COMMON STOCK TO BE
                                      BENEFICIALLY OWNED PRIOR TO         SOLD PURSUANT TO THIS         BENEFICIALLY OWNED AFTER THE
    NAME OF SELLING STOCKHOLDER               THE OFFERING                    PROSPECTUS (1)                    OFFERING (1)
    ---------------------------       ---------------------------     ------------------------------    ----------------------------

                                                                                                            Number       Percent
                                                                                                            ------       -------
CALP II Limited Partnership                            2,765,020(2)                     17,428,571(3)         0             0

Thompson Kernaghan & Co., Ltd.                           250,000(4)                        250,000(4)         0             0

Butler Gonzalez, LLP                                      25,000(5)                         25,000(5)         0             0

Strategic Growth International,
Inc.                                                     500,000(6)                        500,000(6)         0             0

The May Davis Group, Inc.                                100,000(7)                        100,000(7)         0             0

Robert Farrell                                           230,000(8)                        230,000(8)         0             0

Mark A. Angelo                                           230,000(8)                        230,000(8)         0             0

C. Max Rockwell                                          230,000(8)                        230,000(8)         0             0

Joseph Donohue                                           230,000(8)                        230,000(8)         0             0

Hunter S. Singer                                         230,000(8)                        230,000(8)         0             0


Total                                                     4,790,020                        19,453,571         0             0

--------------------
(1) Assumes the sale of all the shares of common stock which are being offered pursuant to this prospectus.
(2) Includes (i) 2,336,449 shares of common stock which may be acquired if the 8% Convertible Debenture were converted in full as of July 13, 2000 and
    (ii) 428,571 shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.
(3) Includes (i) up to 10,000,000 shares to be purchased from us pursuant to the terms and conditions of an equity line of credit agreement dated as of June 14, 2000, (ii) up to 5,000,000 shares to be issued in connection with the conversion of an 8% Convertible Debenture (iii) up to 2,000,000 shares which may be acquired upon the exercise of stock purchase warrants issued in connection with the equity line of credit agreement and (iv) 428,571 shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.
(4) Includes 250,000 shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.
(5) Includes 25,000 shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.
(6) Includes 500,000 shares of our common stock which may be acquired upon the exercise of a stock option.
(7) Includes 100,000 shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.
(8) Includes 230,000 shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.


                              PLAN OF DISTRIBUTION

Private Equity Line of Credit

Overview

      On June 14, 2000, we entered into a private equity credit agreement with CALP II. Pursuant to the agreement, CALP II has agreed to purchase our common stock during the 30-month period commencing on the date the registration statement, of which this prospectus forms a part, is declared effective by the SEC. From time to time during the term of the agreement, but no more frequently than once every 15 calendar days, we can require

CALP II to purchase between $30,000 and $900,000 of our common stock until all the purchases total $10,000,000. The purchase price for each share will equal 85% of the market price of our common stock, which is defined as the average of the five lowest closing bid prices of our common stock during the ten trading days beginning with the date we exercise our put right (referred to herein as the "Market Price").

      CALP II's obligation to purchase shares of our common stock is subject to various conditions, the principal conditions being:

      o The closing price (the "Stock Price") of our common stock on the date preceding the date on which CALP II advances the funds to us must be at least $1.00 per share.

      o The average trading volume for each of the trading days within the ten calendar days preceding the date we exercise our put right shall be at least $20,000, with such average trading volume being computed based upon the average bid price multiplied by the average daily trading volume of our common stock. The average bid price is determined by taking the average of the highest reported bid prices of our common stock in each five trading day period preceding each trading day within the ten calendar days immediately preceding the date on which funds are advanced to us by CALP II. The average trading volume is determined by dividing the sum of the trading volume for each trading day within the ten calendar days immediately preceding the date on which funds are advanced to us by CALP II by the number of trading days within such ten day calendar period (the "Average Daily Volume Traded").

      o There shall have been no suspension in the trading of our common stock by either the SEC or the Nasdaq OTC Bulletin Board or any other relevant market on which our common stock is traded.

      o This prospectus must continue to be effective to permit CALP II to publicly resell the shares that it acquires from us under the equity line of credit agreement.

      The maximum amount which may be advanced to us under the equity line of credit on any occasion CALP II advances funds to us shall equal the difference between (i) $388,889 or, if greater, the amount indicated opposite the range of the Average Daily Volume Traded on such date as set forth in the table below, and (so long as (i) exceeds (ii)), (ii) the sum of advances made under the equity line of credit agreement in the ten calendar days immediately preceding the date we elect to exercise our put right.


                                  Stock Price

                            $    1.00     $    1.50     $    2.00     $   2.50    $    3.00
                            ---------     ---------     ---------     --------    ---------
             20,000 |       $  30,000     $  45,000     $  60,000     $ 75,000    $  90,000

Average      50,000 |       $  75,000     $ 112,500     $ 150,000     $187,500    $ 225,000

Daily       100,000 |       $ 150,000     $ 225,000     $ 300,000     $375,000    $ 450,000

Volume      150,000 |       $ 225,000     $ 337,500     $ 450,000     $562,500    $ 675,000

Traded      200,000 |       $ 300,000     $ 450,000     $ 600,000     $750,000    $ 900,000

      On June 14, 2000, we had 14,782,005 shares of common stock outstanding. The following table shows the number of shares we would issue to CALP II and the price it would pay for those shares given the hypothetical variables shown in the table:

  Average Daily                                                           Number of
  Volume Traded      Market Price    Advance Amount   Purchase Price    Shares Issued

     $20,000             $1.00         $30,000(1)          $0.85            35,294

     $57,532(2)          $1.41(3)      $75,000(5)          $1.20            62,500

     $57,532(2)          $1.41(3)     $388,889(6)          $1.20           324,074

    $200,000             $3.00        $900,000(4)          $2.55           352,941

(1) Represents the minimum matrix amount under the equity line of credit agreement.
(2) Represents the Average Daily Volume Traded assuming our put right was exercised on July 19, 2000.
(3) Represents the Market Price of our common stock assuming our put right was exercised on July 19, 2000.
(4) Represents the maximum advance amount under the equity line of credit agreement.
(5) Assumes that we choose not to draw down up to $388,889 as permitted by an amendment to our credit agreement with CALP II described below.
(6) Assumes that we choose to draw down the minimum amount permitted by the amendment to the equity line of credit agreement described below.

      In addition to issuing shares of our common stock to CALP II in accordance with the above-described matrix, we also have agreed to issue to CALP II on each date on which CALP II advances funds to us under the equity line a warrant to purchase a number of shares of common stock equal to 20% of the number of shares that are subject to an advance under the equity line. The exercise price for these warrants will be equal to 110% of the average of the highest reported bid prices of our common stock for the five trading days preceding the date on which an advance is made to us by CALP II.

      Notwithstanding any other limitation described above, pursuant to an amendment to the equity line of credit agreement entered into on July 19, 2000, we may opt to draw down any amount up to and including $350,000, net of any placement agent fees due to The May Davis Group, Inc. and Thompson Kernaghan & Co., Ltd., during each 15 calendar day period within the term of the equity line of credit agreement until such time as we have drawn down a total of $10,000,000 under the equity line or the agreement has been terminated pursuant to its terms.

      Under a related registration rights agreement, we have agreed to file and maintain the effectiveness of a registration statement for the resale by CALP II of the shares it purchases under the equity line of credit agreement. If, after the registration statement becomes effective, we fail to maintain the effectiveness, CALP II may require us to pay a penalty equal to 3% of the purchase price of the shares of common stock then held by CALP II for each ten day period that the registration statement is not effective.

      In connection with the equity line of credit agreement, we agreed to pay to The May Davis Group, Inc. and Thompson Kernaghan & Co., Ltd., as agents, an aggregate of 10% of the cash received from each draw.

Manner of sales; Broker-dealer compensation

      CALP II may resell any shares of common stock that it acquires from us pursuant to the equity line of credit agreement. It may elect to sell any of these shares in privately negotiated transactions or in the over-the-counter market through brokers and dealers. These brokers and dealers may act as agent or as principals and may receive compensation in the form of discounts, concessions or commissions from CALP II or from the purchasers of its shares of common stock for whom the broker-dealers may act as agent or to whom the broker-dealers may sell as principal, or both. CALP II also may sell the shares in reliance upon Rule 144 under the Securities Act from time to time if it is eligible to do so. We have been advised by CALP II that it has not made any arrangements for the distribution of the shares. Broker-dealers who effect sales for CALP II may arrange for other broker-dealers to participate. Broker-dealers engaged by CALP II will receive commissions or discounts from it in amounts to be negotiated prior to the sale.

Filing of a post-effective amendment in some instances

      If CALP II notifies us that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:


      o     the name of each broker-dealer;

      o     the number of shares involved;

      o     the price at which those shares were sold;

      o the commissions paid or discounts or concessions allowed to the broker-dealer(s);

      o if applicable, that the broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as amended; and

      o     any other facts material to the transaction.

Persons deemed to be underwriters

      CALP II is an "underwriter" within the meaning of the Securities Act in connection with the sale of the shares it may receive pursuant to the equity line of credit agreement. Accordingly, the 15% discount on the purchase of the common stock to be received by CALP II will be an underwriting discount under the Securities Act. In addition, any broker-dealers that participate with CALP II in the sale of those shares also will be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Accordingly, any discounts, concessions or commissions received by any of these broker-dealers acting on behalf of CALP II and any profits received by them on the resale of the shares of common stock will be deemed to be underwriting discounts and commissions under the Securities Act.

Stock Repurchase Programs

      We do not have a stock repurchase program and have no intention of establishing such a program at this time. From time to time our affiliates may purchase our stock in the secondary market for their own account. Any such purchases will be conducted in compliance with the anti-manipulation rules under the Securities Exchange Act.

8% Convertible Debenture Due June 12, 2003, Certain Stock Purchase Warrants and SGI Stock Option

      We have issued to CALP II a convertible debenture in the principal amount of $2,500,000 due June 12, 2003 and bearing interest at 8% per year. The principal of and interest on the debenture are convertible into our common stock at the lesser of $1.31 per share or 75% of the average of the five lowest closing bid prices for such shares during the 20 trading days preceding the conversion. Once such shares are registered with the SEC, we can require such conversion at a rate based on a matrix of market price per share and daily volume in each 15 day period ranging from a high of $900,000 ($3.00 per share and 200,000 shares of daily trading volume) to $30,000 ($1.00 per share and 30,000 shares of daily trading volume). This prospectus covers up to 5,000,000 shares of our common stock which may be issued to CALP II upon conversion of the 8% Convertible Debenture and may be offered and sold from time to time by CALP II.

      If the registration statement of which this prospectus is a part is not declared effective by the SEC by October 10, 2000, the conversion price of the 8% Convertible Debenture will be reduced by 2% for the first 30 days following such date and an additional 2% each 30 days thereafter until the registration statement is declared effective by the SEC. In addition, if, after the registration statement becomes effective, we fail to maintain the effectiveness, CALP II may require us to pay a penalty equal to 2% of the purchase price of the shares of common stock then held by CALP II for each 30 day period that the registration statement is not effective.

      In addition to the shares issuable upon conversion of the 8% Convertible Debenture, the following shares which are covered by this prospectus may be offered and sold from time to time by the selling stockholders:

      o shares issuable upon the exercise by CALP II of a five-year warrant to purchase 428,571 shares of our common stock;

      o shares issuable upon the exercise by Thompson Kernaghan & Co., Ltd. of a five-year warrant to purchase 250,000 shares of our common stock;

      o shares issuable upon the exercise by Butler Gonzalez, LLP of a five-year warrant to purchase 25,000 shares of our common stock;

      o shares issuable upon the exercise by SGI of a stock option to purchase 500,000 shares of our common stock; and

      o shares issuable upon the exercise by May Davis and its affiliates of five-year warrants to purchase an aggregate of 1,250,000 shares of our common stock.


      The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares on the Nasdaq OTC Bulletin Board at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through brokers.

      The selling stockholders and any underwriter, dealer or agent who participates in the distribution of the shares issuable upon conversion of the 8% Convertible Debenture or the exercise of the related stock purchase warrants or SGI stock option may be deemed to be underwriters under the Securities Act and, any discount, commission or concession received by these persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against some liabilities arising under the Securities Act.

      Any broker-dealer participating in transactions as agent may receive commissions from the selling stockholders, and, if acting as agent for the purchase of the shares, from the purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold share at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

      In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have agreed to use our best efforts to maintain the effectiveness of the registration statement of which this prospectus forms a part with respect to the shares issuable pursuant to the conversion of the 8% Convertible Debenture and the exercise of the related warrants and the SGI stock option until the earlier of the sale of the shares or two years from the date of this prospectus. No sales may be made under this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. There can be no assurance that the selling stockholders will sell all or any of the shares offered under this prospectus.

Regulation M

      We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and any of their affiliates. The selling stockholders have advised us that during the time as the selling stockholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

      o not engage in any stabilization activity in connection with any of the shares;

      o not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;

      o not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

      o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

      The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.


                            DESCRIPTION OF SECURITIES

Common Stock

      JagNotes' Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.00001 par value, of which 14,782,005 shares were outstanding as of June 14, 2000.

      Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of JagNotes, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

8% Convertible Debenture Due June 12, 2003

      On June 12, 2000, we effected a private placement of a convertible debenture in the principal amount of $2,500,000 due June 12, 2003 and bearing interest at 8% per year. The principal of and interest on the debenture is convertible into our common stock at the lesser of $1.31 per share or 75% of the average of the five lowest closing bid prices for such shares during the 20 trading days preceding the conversion. Once such shares are registered with the SEC, we can require such conversion at a rate based on a matrix of market price per share and daily volume in each 15 day period ranging from a high of $900,000 ($3.00 per share and 200,000 shares of daily trading volume) to $30,000 ($1.00 per share and 30,000 shares of daily trading volume).

      As collateral for the 8% Convertible Debenture we have agreed to deposit 2,000,000 shares of our common stock in a segregated account with Thompson Kernaghan & Company, Ltd. If an event of default takes place under the 8% Convertible Debenture, CALP II shall be entitled to foreclose on these shares. Upon conversion of the 8% Convertible Debenture, the shares held in escrow will be returned to us pro rata in accordance with the conversion amount.

      If the registration statement of which this prospectus is a part is not declared effective by the SEC by October 10, 2000, the conversion price of the 8% Convertible Debenture will be reduced by 2% for the first 30 days following such date and an additional 2% each 30 days thereafter until the registration statement is declared effective by the SEC. In addition, if, after the registration statement becomes effective, we fail to maintain the effectiveness, CALP II may require us to pay a penalty equal to 2% of the purchase price of the shares of common stock then held by CALP II for each 30 day period that the registration statement is not effective.

Options

      As of April 30, 2000, there were options outstanding to purchase an aggregate of 1,635,500 shares of JagNotes' common stock (including 500,000 shares being registered hereunder) at exercise prices ranging from $2.00 to $3.50 per share , subject to certain vesting requirements, at any time prior to various dates through April 2010, provided, however, that certain of these options will expire prior to such dates upon the termination of certain contracts with us.

Warrants

      As of July 13, 2000, the following warrants to purchase shares of our common stock were outstanding:


      o warrants to purchase, at any time prior to May 3, 2001, 555,130 shares of common stock at $10.00 per share,

      o warrants to purchase, at any time prior to March 15, 2005, 750,000 shares of common stock at $6.00 per share;

      o warrants to purchase 275,000 shares of our common stock at $2.00 per share, at any time prior to June 12, 2005, which shares are being registered hereunder;

      o a warrant to purchase 428,571 shares of our common stock at $1.75 per share, at any time prior to June 12, 2005, which shares are being registered hereunder; and

      o warrants to purchase 1,250,000 shares of our common stock at $2.00 per share, at any time prior to July 21, 2005, which shares are being registered hereunder.


Registrar and Transfer Agent

      The registrar and transfer agent for JagNotes' common stock is Computershare Investor Services, Suite Z-2, 12039 W. Alameda Parkway, Lakewood, Colorado 80228.

                                  LEGAL MATTERS

      The validity of the shares offered hereby will be passed upon for JagNotes by Thomas J. Mazzarisi, Esq., New York, New York. As of the date of this prospectus, Mr. Mazzarisi is the beneficial owner of 110,000 shares of our common stock. Mr. Mazzarisi serves as the Executive Vice President and General Counsel of JagNotes.


                                     EXPERTS

      JagNotes' consolidated financial statements as of July 31, 1999 and for the year then ended have been audited by J.H. Cohn LLP, independent public accountants, and have been included in this prospectus in reliance upon the report of J.H. Cohn LLP (which is also included in this prospectus) and upon their authority as experts in accounting and auditing.

      JagNotes' consolidated financial statements for the year ended July 31, 1998 have been audited by Stephen R. Russo, CPA, independent certified public accountant, and have been included in this prospectus in reliance upon his report (which is also included in this prospectus) and upon his authority as an expert in accounting and auditing.

      In April 1999 Stephen Russo, CPA, resigned as JagNotes' independent public accountant in order to join JagNotes as its Chief Financial Officer. The report issued by Mr. Russo on JagNotes' financial statements for the fiscal year ended July 31, 1998 did not contain any adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles, nor were there any material disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during these years.

      At JagNotes' request, Mr. Russo has furnished JagNotes with a letter addressed to the Securities and Exchange Commission stating that he agrees with the foregoing statements. This letter is attached as an exhibit to the registration statement that contains this prospectus.

      JagNotes engaged J.H. Cohn LLP as its new independent public accountants in April, 1999. JagNotes did not consult with any other accounting firm regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of opinion that might be rendered regarding JagNotes' financial statements, nor did it consult with J.H. Cohn LLP with respect to any accounting disagreement or any reportable event, at any time prior to the appointment of such firm.

                                OTHER INFORMATION

      This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC. Certain information is contained in the registration statement that is not contained in this prospectus. Please consult the registration statement for further information.

      You should rely only on the information contained in this prospectus. We have not authorized any person to provide any other information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement. This prospectus is neither offering to sell nor seeking an offer to buy any securities other than the shares covered by this prospectus, nor is this prospectus offering to sell or seeking an offer to buy securities in any unlawful way.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)





                          Index to Financial Statements
                          -----------------------------

                                                                                                                     PAGE
                                                                                                                     ----

Reports of Independent Accountants                                                                                   F-2/3

Consolidated Balance Sheet
     July 31, 1999                                                                                                    F-4

Consolidated Statements of Operations
     Years Ended July 31, 1999 and 1998                                                                               F-5

Consolidated Statements of Stockholders' Equity (Deficiency)
     Years Ended July 31, 1999 and 1998                                                                               F-6

Consolidated Statements of Cash Flows
     Years Ended July 31, 1999 and 1998                                                                               F-7

Notes to Consolidated Financial Statements                                                                          F-8/14

Condensed Consolidated Balance Sheets
     April 30, 2000 (Unaudited) and July 31, 1999                                                                    F-15

Condensed Consolidated Statements of Operations
     Nine and Three Months Ended April 30, 2000 and 1999 (Unaudited)                                                 F-16

Condensed Consolidated Statement of Changes in Stockholders' Equity
     Nine Months Ended April 30, 2000 (Unaudited)                                                                    F-17

Condensed Consolidated Statements of Cash Flows
     Nine Months Ended April 30, 2000 (Unaudited)                                                                    F-18

Notes to Condensed Consolidated Financial Statements                                                               F-19/27




                                      * * *

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders
JagNotes.com Inc.

We have audited the accompanying consolidated balance sheet of JagNotes.com Inc. and Subsidiaries (formerly JagNotes, Inc.) as of July 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JagNotes.com Inc. as of July 31, 1999, and their results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

As described in Note 7 to the consolidated financial statements, the Company has restated the 1999 consolidated financial statements to reflect the appropriate amount of compensation expense related to the issuance of certain stock options.



                                                             J.H. COHN LLP

Roseland, New Jersey
October 8, 1999

                      Report of Certified Public Accountant

To the Board of Directors and Stockholders
JagNotes.com Inc.

I have audited the accompanying consolidated statements of operations, stockholders' equity (deficiency) and cash flows of JagNotes.com Inc. and Subsidiary (formerly JagNotes, Inc.) for the year ended July 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of JagNotes.com Inc. and Subsidiary for the year ended July 31, 1998, in conformity with generally accepted accounting principles.



                                                        Stephen R. Russo, CPA

Nanuet, New York
October 12, 1998

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                           Consolidated Balance Sheet
                                  July 31, 1999

                               Assets
                               ------

Current assets:
    Cash and cash equivalents                                                     $6,078,922
    Accounts receivable                                                               18,900
    Other current assets                                                             753,532
                                                                                  ----------
           Total current assets                                                    6,851,354

Equipment, net of accumulated depreciation of $17,484                                  2,603
Capitalized software development costs, net of accumulated
    amortization of $16,084                                                          243,280
Other assets                                                                          12,004
                                                                                  ----------

           Total                                                                  $7,109,241
                                                                                  ==========


                   Liabilities and Stockholders' Equity
                   ------------------------------------

Current liabilities:
    Accounts payable and accrued expenses                                         $  131,395
    Deferred revenues                                                                283,222
                                                                                  ----------
           Total liabilities                                                         414,617
                                                                                  ----------

Commitments and contingencies

Stockholders' equity:
    Common stock, par value $.00001 per share; 13,996,290
        shares issued and outstanding                                                    140
    Additional paid-in capital                                                    10,920,215
    Unearned compensation                                                         (3,015,388)
    Accumulated deficit                                                           (1,210,343)
                                                                                  ----------
           Total stockholders' equity                                              6,694,624
                                                                                  ----------

           Total                                                                  $7,109,241
                                                                                  ==========





See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                      Consolidated Statements of Operations
                       Years Ended July 31, 1999 and 1998

                                                                                                  1999            1998
                                                                                              ------------     ------------

Subscription revenues                                                                         $    800,716         $932,553

Cost of revenues                                                                                   628,758          112,362
                                                                                              ------------     ------------
Gross profit                                                                                       171,958          820,191
                                                                                              ------------     ------------
Operating expenses:
    Selling expenses                                                                               292,261           38,115
    General and administrative expenses                                                            894,922          744,577
                                                                                              ------------     ------------
        Totals                                                                                   1,187,183          782,692
                                                                                              ------------     ------------

Income (loss) from operations                                                                   (1,015,225)          37,499

Interest income                                                                                     60,873
                                                                                              ------------     ------------
Income (loss) before income taxes                                                                 (954,352)          37,499

Provision for income taxes                                                                          73,940           34,850
                                                                                              ------------     ------------

Net income (loss)                                                                             $ (1,028,292)    $      2,649
                                                                                              ============     ============

Basic net earnings (loss) per share                                                                  $(.11)          $  -
                                                                                                     =====           ======

Basic weighted average common shares outstanding                                                 9,237,693        3,500,000
                                                                                                 =========        =========





See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

          Consolidated Statements of Stockholders' Equity (Deficiency)
                       Years Ended July 31, 1999 and 1998

                                                    Common Stock
                                               -------------------      Additional
                                               Number of                  Paid-in        Unearned       Accumulated
                                                Shares       Amount       Capital      Compensation       Deficit         Total
                                              ----------   ---------    -----------    ------------     -----------    ----------

Balance, August 1, 1997                        3,500,000     $73,445                                    $  (184,700)     (111,255)

Net income                                                                                                    2,649         2,649
                                              ----------   ---------                                    -----------    ----------

Balance, July 31, 1998                         3,500,000      73,445                                       (182,051)     (108,606)

Shares effectively issued in
     connection with reverse
     acquisition                               3,820,900     (73,372)   $   73,372

Sales of units of common stock
     and warrants through private
     placements, net of expenses
     of $707,700                               6,655,390          67      7,559,993                                     7,560,060

Effects of issuance of common
     stock in exchange for
     services                                     20,000                    147,500     $  (147,500)

Effects of issuance of stock
     options in exchange for
     services                                                             1,826,850      (1,826,850)

Effects of transfer of 100,000
     shares of common stock by
     executive officer in exchange
     for services provided to the
     Company                                                              1,312,500      (1,312,500)

Amortization of unearned com-
     pensation                                                                              271,462                       271,462

Net loss                                                                                                 (1,028,292)   (1,028,292)
                                              ----------   ---------    -----------     -----------     -----------    ----------

Balance, July 31, 1999                        13,996,290   $     140    $10,920,215     $(3,015,388)    $(1,210,343)   $6,694,624
                                              ==========   =========    ===========     ===========     ===========    ==========





See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                      Consolidated Statements of Cash Flows
                       Years Ended July 31, 1999 and 1998

                                                                                                     1999           1998
                                                                                                 -----------    -----------

Operating activities:
    Net income (loss)                                                                            $(1,028,292)      $  2,649
    Adjustments to reconcile net income (loss) to net
        cash used in operating activities:
        Depreciation and amortization                                                                 17,059          1,336
        Amortization of unearned compensation                                                        271,462
        Deferred income taxes                                                                         73,940          8,135
        Changes in operating assets and liabilities:
           Accounts receivable                                                                        44,654          1,967
           Other current assets                                                                     (753,532)
           Other assets                                                                              (12,004)
           Accounts payable and accrued expenses                                                      55,664        (10,652)
           Deferred revenues                                                                          78,535         (6,335)
                                                                                                 -----------    -----------
               Net cash used in operating activities                                              (1,252,514)        (2,900)
                                                                                                 -----------    -----------

Investing activities:
    Net repayments of loans to officer                                                                24,839            396
    Software development costs capitalized                                                          (259,364)
                                                                                                ------------    -----------
               Net cash provided by (used in) investing activities                                  (234,525)           396
                                                                                                ------------     ----------

Financing activities - net proceeds from private placements of
    units of common stock and warrants                                                             7,560,060
                                                                                                 -----------

Net increase (decrease) in cash and cash equivalents                                               6,073,021         (2,504)

Cash and cash equivalents, beginning of year                                                           5,901          8,405
                                                                                                 -----------    -----------

Cash and cash equivalents, end of year                                                           $ 6,078,922    $     5,901
                                                                                                 ===========    ===========

Supplemental disclosure of cash flow information:

    Income taxes paid                                                                            $    32,785    $    26,715
                                                                                                 ===========    ===========






See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 1 - Organization and business:
                JagNotes.com Inc. ("JagNotes") was originally incorporated during 1997 in Nevada as Professional Perceptions, Inc. to develop operations as a consultant to retailers. However, JagNotes never generated any significant revenues or expenses in connection with such operations and it was inactive at the time of the exchange of shares described below.

                JagNotes, Inc. ("JNI") and its predecessors have been providing financial and investment information within the financial community since 1989. It operated as an unincorporated business from 1989 until August 1992 when it was incorporated in New Jersey as NewJag, Inc. Its name was changed to JagNotes, Inc. in December 1993. JNI gathers and compiles information from contacts at financial institutions and releases such information to subscribers on a timely basis through facsimile transmissions and a web site, www.JagNotes.com, which opened in April 1999. Subscribers receive information about newly-issued research reports and analyst opinions, upgrades, downgrades and coverage changes. Prior to 1999, JNI's customers were primarily financial professionals. During 1999, JNI began to focus its marketing efforts on retail subscribers. Management considers all of the financial services provided to be within the same business segment.

                As of March 16, 1999, JagNotes had 3,820,900 outstanding shares of common stock, with a par value of $.00001 per share. Effective as of that date, certain stockholders of JNI purchased a total of 2,900,000 of the outstanding shares of JagNotes' common stock and JagNotes issued 3,500,000 shares of common stock to acquire all of the 1,000 shares of common stock, which had no par value, of JNI then outstanding (the "Exchange"). As a result, JNI became a wholly-owned subsidiary of JagNotes, and JagNotes had 7,320,000 shares of common stock outstanding, of which 6,400,000 shares, or 87.4%, were owned by the former stockholders of JNI and 920,000,or 12.6%, were owned by the former stockholders of JagNotes. However, since the former stockholders of JNI became the owners of a majority of the outstanding common shares of JagNotes after the Exchange and JagNotes had no significant operating activities or assets and liabilities prior to the Exchange, the Exchange was treated effective as of March 16, 1999 as a "purchase business combination" and a "reverse acquisition" for accounting purposes in which JagNotes was the legal acquirer and JNI was the accounting acquirer. As a result, the assets and liabilities of the accounting acquirer, JNI, continued to be recorded at their historical carrying values as of March 16, 1999; however, common stock and additional paid-in capital were adjusted as of March 16, 1999 to reflect the $.00001 per share par value of the shares of the legal acquirer, JagNotes, and all references to the number of shares of common stock of JNI as of dates or for periods prior to the Exchange have been restated to reflect the ratio of the number of common shares of JagNotes effectively exchanged for common shares of JNI. In addition, the accompanying consolidated financial statements for the periods prior to March 16, 1999 are comprised, effectively, of the historical financial statements of JNI.

                The "Company" as used herein refers to JNI prior to March 16, 1999 and JagNotes together with JNI subsequent to that date.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 2 - Summary of significant accounting policies:
                Use of estimates:
                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                Principles of consolidation:
                    As a result of accounting for the Exchange as a purchase business combination and a reverse acquisition (see Note 1), the accompanying consolidated financial statements include the accounts of JagNotes as of July 31, 1999 and for the period from March 16, 1999 to July 31, 1999, the accounts of JNI, its wholly-owned subsidiary, as of July 31, 1999 and for the years ended July 31, 1999 and 1998 and the accounts of JagNotes-Euro.com, Ltd., its other wholly-owned subsidiary, as of July 31, 1999 and for the period from July 8, 1999 (the date of its inception) to July 31, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation. On August 16, 1999, JNI was merged into JagNotes.

                Revenue recognition:
                    Fees for subscriptions are generally billed in advance on a monthly, quarterly, semi-annual or annual basis. Revenues from subscriptions are recognized ratably over the subscription period. Subscription fees collected that relate to periods subsequent to the date of the consolidated balance sheet are included in deferred revenues.

                Cash equivalents:
                    Cash equivalents consist of highly liquid investments with a maturity of three months or less when acquired.

                Equipment:
                    Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets which range from five to seven years.

                Capitalized software costs:
                    The Company capitalizes the costs of purchased software which is ready for service. Costs of purchased software are amortized using the straight-line method over their estimated useful lives which do not exceed three years.

                Impairment of long-lived assets:
                    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as equipment and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 2 - Summary of significant accounting policies (concluded):
                Advertising:
                    The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations amounted to $182,597 and $27,198 for 1999 and 1998, respectively.

                Income taxes:
                    The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                Net earnings (loss) per share:
                    The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). Basic earnings
                    (loss) per share is calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period.

                    Diluted earnings per share has not been presented in the accompanying consolidated statements of operations because:
                    (i) the Company did not have any potentially dilutive common shares as of July 31, 1998 and (ii) the Company had a net loss in 1999 and, accordingly, the assumed effects of the exercise of all of the Company's outstanding stock options and warrants and the application of the treasury stock method would have been anti-dilutive.

                Recent accounting pronouncements:
                    The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of July 31, 1999 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect as of July 31, 1999 and/or during the years ended July 31, 1999 and 1998.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 3 - Loans receivable from officer:
                Loans receivable from an officer, which totaled $24,839 at July 31, 1998, were noninterest bearing and repaid during 1999.

Note 4 - Income taxes:
                As of July 31, 1999, the Company had net operating loss carryforwards of approximately $538,000 available to reduce future Federal taxable income which will expire in 2019. The Company did not have any net operating loss carryforwards as of July 31, 1998 and 1997.

                As of July 31, 1999 and 1998, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

                                                                                        1999           1998
                                                                                     ----------     ----------

                    Deferred revenues, net                                           $  105,600     $   56,365
                    Goodwill                                                             11,200         17,575
                    Unearned compensation                                               108,400
                    Net operating loss carryforwards                                    214,800
                                                                                     ----------     ----------
                                                                                        440,000         73,940
                    Less valuation allowance                                           (440,000)
                                                                                     ----------     ----------

                             Totals                                                  $      -       $   73,940
                                                                                     ==========     ==========

                Due to the uncertainties primarily related to the extent and timing of the Company's future taxable income arising from the changes in the nature of its business described in Note 1, the Company offset its deferred tax assets by an equivalent valuation allowance as of July 31, 1999.

                In 1999 and 1998, the Company's provisions for income taxes consisted of the following:

                                                                                        1999           1998
                                                                                     ----------     ----------

                    Federal:
                        Current                                                                     $   19,823
                        Deferred                                                     $   57,280          6,300
                                                                                     ----------     ----------
                             Totals                                                      57,280         26,123
                                                                                     ----------     ----------

                    State:
                        Current                                                                          6,892
                        Deferred                                                         16,660          1,835
                                                                                     ----------     ----------
                             Totals                                                      16,660          8,727
                                                                                     ----------     ----------

                             Totals                                                  $   73,940     $   34,850
                                                                                     ==========     ==========

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 4 - Income taxes (concluded):
                The provisions for income taxes differ from the amounts computed using the Federal statutory rate of 34% as a result of the following:

                                                                                        1999           1998
                                                                                        ----           ----

                    Tax at Federal statutory rate                                        (34)%           34 %
                    Increase (decrease) from effects of:
                        State income taxes, net of Federal income tax benefit              1             15
                        Valuation allowance                                               41
                        Nondeductible life insurance and other expenses                                  45
                        Other (primarily surtax exemptions)                                              (1)
                                                                                        ----           ----

                             Totals                                                        8 %           93 %
                                                                                        ====           ====


Note 5 - Employee benefit plans:
                The Company maintains a profit-sharing plan and a money purchase plan for the benefit of all eligible employees. The Company's contributions to these defined contribution plans are made on a discretionary basis. The Company made no contributions to the plans in 1999. Contributions aggregated approximately $51,000 in 1998.

Note 6 - Fair value of financial instruments:
                The Company's material financial instruments at July 31, 1999 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts receivable and accounts payable. In the opinion of management, cash and cash equivalents, accounts receivable and accounts payable were carried at values that approximated their fair values at July 31, 1999 because of their liquidity and/or their short-term maturities.

Note 7 - Other issuances of common stock and stock options:
                During 1999, the Company received proceeds of $7,560,060, net of related costs and expenses of $707,700, from the sale of 6,655,390 shares of common stock and 555,130 warrants to purchase shares of common stock. The sales were made through private placements exempt from registration under the Securities Act of 1933. Each warrant entitles the holder to purchase one share of common stock at $14.00 per share through April 2000. All of the warrants sold remained outstanding as of July 31, 1999.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 7 - Other issuances of common stock and stock options (concluded):
                From March 1, 1999 through July 31, 1999, the Company entered into consulting agreements with several investment analysts and commentators. Most agreements have an initial term of one year and are renewable at the option of the Company for an additional year. During 1999, as part of the consideration paid or to be paid pursuant to these agreements, (i) the Company issued a total of 20,000 shares of common stock with a fair value of $147,500 and options to purchase a total of 335,000 shares of common stock at $2.00 per share that expire at various dates through July 2009 with a fair value of $1,826,850 to the consultants; and (ii) an executive officer of the Company transferred 100,000 shares of common stock with a fair value of $1,312,500 to one of the consultants. The fair value of the options was determined using the minimum value method in accordance with the guidance in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, using the Black-Scholes option-pricing model and assuming a risk-free interest rate of 6%, expected dividends of 0%, expected option lives of five years and expected volatility of 0%. The transfer of the shares by the executive officer to the consultant on behalf of the Company has been accounted for, effectively, as a donation of the shares to the Company's capital and the reissuance of the shares as a payment for the services.

                Accordingly, the Company recorded a total of $3,286,850 as unearned compensation based on the fair value of the common shares and stock options issued to the consultants by the Company and the executive officer in 1999 which is being amortized to expense on a straight-line basis over the initial one year term of each consulting agreement. A total of $271,462 was amortized during 1999 and the balance of $3,015,388 has been reflected as a reduction of stockholders' equity as of July 31, 1999. The accompanying 1999 consolidated financial statements have been restated from those originally issued by the Company to correct an understatement of the fair value of the stock options issued to the consultants by the Company that was originally charged to unearned compensation of $1,608,650, and an understatement of the amount amortized of $113,000, in 1999. The effect of the correction of the misstatement was to increase net loss and net loss per share by $113,000 and $.01, respectively, in 1999.

Note 8 - Commitments and contingencies:
                Concentrations of credit risk:
                    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in bank deposit and other accounts the balances of which, at times, may exceed Federally insured limits. At July 31, 1999, the Company had balances in excess of Federally insured limits in the amount of $5,978,922. Exposure to credit risk is reduced by placing such deposits or other temporary investments in high quality financial institutions.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements

Note 8 - Commitments and contingencies (concluded):
                Concentrations of credit risk (concluded):
                    The Company performs ongoing credit evaluations of its customers. Generally, the Company does not require any collateral. The Company establishes an allowance for doubtful accounts receivable based upon factors surrounding the credit risk of customers, historical trends and other information. Through July 31, 1999, losses arising from uncollectible accounts had not been material.

                Consulting agreements:
                    As of July 31, 1999, the Company was obligated to make cash payments aggregating approximately $227,000 during the year ending July 31, 2000 to consultants in conjunction with the agreements described in Note 7.

                Office lease:
                    During the year ended July 31, 1999, the Company leased office space on a month-to-month basis. Total rent expense was approximately $43,000 in 1999.

                Web site development costs:
                    As of July 31, 1999, the Company had contractual obligations aggregating approximately $115,000 for services to be rendered subsequent to that date in connection with the on-going development of its web site.

Note 9 - Subsequent events:
                From August 1, 1999 through October 8, 1999, the Company entered into consulting agreements with several other investment analysts and commentators (see Notes 7 and 8). Each agreement has an initial term of one year and is renewable at the option of the Company for another year. The consideration paid or to be paid by the Company pursuant to these agreements will consist of cash payments aggregating $110,000 and issuances of options to purchase 80,000 shares of the Company's common stock at $2.00 per share that will expire at various dates through October 2009.

                On October 1, 1999, the Board of Directors approved the 1999 Long-term Incentive Plan (the "Incentive Plan") which provides for individual awards to officers, employees, directors, consultants and certain other individuals that may take the form of: (1) stock options, (2) stock appreciation rights and (3) certain other types of awards for which the value is based in whole or in part upon the fair market value of the Company's common stock. The number of shares of common stock that may be subject to all types of awards under the Incentive Plan may not exceed 15% of the aggregate number of shares of the Company's common stock outstanding as of the date of grant. The number of shares that may be subject to awards of incentive stock options is limited to 2,096,444.

                                      * * *

                       JagNotes.com Inc. and Subsidiaries

                      Condensed Consolidated Balance Sheets
                  April 30, 2000 (Unaudited) and July 31, 1999





                                                                                              April               July
                                          Assets                                             30, 2000           31, 1999
                                          ------                                           -------------      -------------
                                                                                           (Unaudited)         (See Note 1)

Current assets:
    Cash and cash equivalents                                                              $   1,311,905      $   6,078,922
    Accounts receivable                                                                          123,595             18,900
    Other current assets                                                                       1,056,257            753,532
                                                                                           -------------      -------------
           Total current assets                                                                2,491,757          6,851,354

Equipment, net of accumulated depreciation of $33,003
    and $17,484                                                                                  130,216              2,603
Capitalized software costs, net of accumulated amortization
    of $201,732 and $16,084                                                                      482,632            243,280
Investment in other investment information provider                                              300,000
Other assets                                                                                     374,252             12,004
                                                                                           -------------      -------------

           Totals                                                                          $   3,778,857      $   7,109,241
                                                                                           =============      =============


                      Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable and accrued expenses                                                  $     210,572      $     131,395
    Deferred revenues                                                                            305,588            283,222
                                                                                           -------------      -------------
           Total liabilities                                                                     516,160            414,617
                                                                                           -------------      -------------

Commitments and contingencies

Stockholders' equity:
    Common stock, par value $.00001 per share; 14,782,005
        and 13,996,290 shares issued and outstanding                                                 148                140
    Additional paid-in capital                                                                21,115,672         10,920,215
    Unearned compensation                                                                     (7,013,990)        (3,015,388)
    Accumulated deficit                                                                      (10,839,133)        (1,210,343)
                                                                                           -------------      -------------
           Total stockholders' equity                                                          3,262,697          6,694,624
                                                                                           -------------      -------------

           Totals                                                                          $   3,778,857      $   7,109,241
                                                                                           =============      =============




See Notes to Condensed Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations
         Nine and Three Months Ended April 30, 2000 and 1999 (Unaudited)





                                                                  Nine Months                          Three Months
                                                                Ended April 30,                       Ended April 30,
                                                         -----------------------------        -----------------------------
                                                              2000             1999               2000             1999
                                                         ------------     ------------        ------------     ------------

Subscription revenues                                    $    831,875     $    641,963        $    204,179     $    218,232
                                                         ------------     ------------        ------------     ------------

Operating expenses:
    Cost of revenues                                        4,703,385          107,881           1,635,033           42,801
    Write-off of capitalized software
        costs                                                  48,252                               48,252
    Selling expenses                                        1,826,861           78,584             882,917           72,170
    General and administrative ex-
        penses                                              4,010,435          496,278           2,132,705          202,948
                                                         ------------     ------------        ------------     ------------
           Totals                                          10,588,933          682,743           4,698,907          317,919
                                                         ------------     ------------        ------------     ------------

Loss from operations                                       (9,757,058)         (40,780)         (4,494,728)         (99,687)

Interest income                                               128,268                               30,064
                                                         ------------     ------------        ------------     ------------

Loss before income taxes                                   (9,628,790)         (40,780)         (4,464,664)         (99,687)

Provision (credit) for income taxes                                                838                              (31,146)
                                                         ------------     ------------        ------------     ------------

Net loss                                                 $ (9,628,790)    $    (41,618)       $ (4,464,664)    $    (68,541)
                                                         ============     ============        ============     ============


Basic net loss per share                                        $(.68)           $(.01)              $(.31)           $(.01)
                                                                =====            =====               =====            =====


Basic weighted average common
    shares outstanding                                     14,217,666        7,461,901          14,605,439        9,002,922
                                                           ==========        =========          ==========        =========





See Notes to Condensed Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries

       Condensed Consolidated Statement of Changes in Stockholders' Equity
                  Nine Months Ended April 30, 2000 (Unaudited)




                                             Common Stock
                                        ----------------------      Additional
                                          Number of                   Paid-in         Unearned       Accumulated
                                           Shares       Amount        Capital       Compensation       Deficit          Total
                                        -------------   ------     -------------    ------------    --------------   -----------

Balance, August 1, 1999                    13,996,290     $140       $10,920,215     $(3,015,388)    $  (1,210,343)   $6,694,624

Sale of common stock, net
     of expenses of $275,040                  785,715        8         2,474,952                                       2,474,960

Effects of issuance of stock
     options and warrants in
     exchange for services                                             7,720,505      (7,720,505)

Amortization of unearned
     compensation                                                                      3,721,903                       3,721,903

Net loss                                                                                                (9,628,790)   (9,628,790)
                                        -------------   ------     -------------    ------------    --------------   -----------

Balance, April 30, 2000                    14,782,005     $148       $21,115,672     $(7,013,990)     $(10,839,133)   $3,262,697
                                           ==========     ====       ===========     ===========      ============    ==========



See Notes to Condensed Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries

                 Condensed Consolidated Statements of Cash Flows
              Nine Months Ended April 30, 2000 and 1999 (Unaudited)


                                                                                                2000               1999
                                                                                           -------------      -------------

Operating activities:
    Net loss                                                                               $  (9,628,790)     $     (41,618)
    Adjustments to reconcile net loss to net cash provided by
        (used in) operating activities:
        Depreciation                                                                              15,519                975
        Amortization of software costs                                                           137,396
        Write-off of capitalized software costs                                                   48,252
        Amortization of unearned compensation                                                  3,721,903              6,400
        Deferred income taxes                                                                                        10,295
        Changes in operating assets and liabilities:
           Accounts receivable                                                                  (104,695)             6,204
           Other current assets                                                                 (452,725)          (239,506)
           Other assets                                                                         (100,000)
           Accounts payable and accrued expenses                                                  79,177            677,700
           Deferred revenues                                                                      22,366            (19,981)
                                                                                           -------------      -------------
               Net cash provided by (used in) operating activities                            (6,261,597)           400,469
                                                                                           -------------      -------------

Investing activities:
    Purchases of equipment                                                                      (143,132)
    Software costs capitalized                                                                  (425,000)           (16,500)
    Investment in other investment information provider                                         (150,000)
    Escrow deposit for purchase of investment in software
        developer                                                                               (262,248)
                                                                                           -------------      -------------
               Net cash used in investing activities                                            (980,380)           (16,500)
                                                                                           -------------      -------------

Financing activities - net proceeds from private placements
    of common stock                                                                            2,474,960          7,505,016
                                                                                           -------------      -------------

Net increase (decrease) in cash and cash equivalents                                          (4,767,017)         7,888,985

Cash and cash equivalents, beginning of period                                                 6,078,922              5,901
                                                                                           -------------      -------------

Cash and cash equivalents, end of period                                                   $   1,311,905      $   7,894,886
                                                                                           =============      =============





See Notes to Condensed Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Organization and basis of presentation:
                JagNotes.com Inc. ("JagNotes") was originally incorporated during 1997 in Nevada as Professional Perceptions, Inc. to develop operations as a consultant to retailers. However, JagNotes never generated any significant revenues or expenses in connection with such operations and it was inactive at the time of the exchange of shares described below.

                JagNotes, Inc. ("JNI") and its predecessors have been providing financial and investment information within the financial community since 1989. It operated as an unincorporated business from 1989 until August 1992 when it was incorporated in New Jersey as NewJag, Inc. Its name was changed to JagNotes, Inc. in December 1993. JNI gathers and compiles information from contacts at financial institutions and releases such information to subscribers on a timely basis through facsimile transmissions and its initial web site, www.JagNotes.com, which opened in April 1999. Subscribers receive information about newly-issued research reports and analyst opinions, upgrades, downgrades and coverage changes. Initially, JNI's customers were primarily financial professionals. During the year ended July 31, 1999, JNI began to focus its marketing efforts on retail subscribers. It has also been upgrading its initial web site. Management considers all of the financial services provided to be within the same business segment.

                As of March 16, 1999, JagNotes had 3,820,900 outstanding shares of common stock, with a par value of $.00001 per share. Effective as of that date, certain stockholders of JNI purchased a total of 2,900,000 of the outstanding shares of JagNotes' common stock and JagNotes issued 3,500,000 shares of common stock to acquire all of the 1,000 shares of common stock, which had no par value, of JNI then outstanding (the "Exchange"). As a result, JNI became a wholly-owned subsidiary of JagNotes, and JagNotes had 7,320,000 shares of common stock outstanding, of which 6,400,000 shares, or 87.4%, were owned by the former stockholders of JNI and 920,000, or 12.6%, were owned by the former stockholders of JagNotes. However, since the former stockholders of JNI became the owners of a majority of the outstanding common shares of JagNotes after the Exchange and JagNotes had no significant operating activities or assets and liabilities prior to the Exchange, the Exchange was treated effective as of March 16, 1999 as a "purchase business combination" and a "reverse acquisition" for accounting purposes in which JagNotes was the legal acquirer and JNI was the accounting acquirer. As a result, the assets and liabilities of the accounting acquirer, JNI, continued to be recorded at their historical carrying values as of March 16, 1999; however, common stock and additional paid-in capital were adjusted as of March 16, 1999 to reflect the $.00001 per share par value of the shares of the legal acquirer, JagNotes, and all references to the number of shares of common stock of JNI as of dates or for periods prior to the Exchange have been restated to reflect the ratio of the number of common shares of JagNotes effectively exchanged for common shares of JNI. In addition, the accompanying consolidated financial statements for the periods prior to March 16, 1999 are comprised, effectively, of the historical financial statements of JNI.

                       JagNotes.com Inc. and Subsidiaries

             Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Organization and basis of presentation (continued):
                The "Company" as used herein refers to JNI prior to March 16, 1999 and JagNotes together with JNI from March 16, 1999 through August 16, 1999 and JagNotes.Euro.com Ltd., a wholly-owned subsidiary of JagNotes that commenced operations and the development of an international web site on July 8, 1999.

                In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of April 30, 2000, its results of operations for the nine and three months ended April 30, 2000 and 1999, its cash flows for the nine months ended April 30, 2000 and 1999 and its changes in stockholders' equity for the nine months ended April 30, 2000. Information included in the condensed consolidated balance sheet as of July 31, 1999 has been derived from the audited consolidated balance sheet included elsewhere herein. Pursuant to rules and regulations of the SEC, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these consolidated financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and the other information included elsewhere herein.

                The consolidated results of operations for the nine and three months ended April 30, 2000 are not necessarily indicative of the results to be expected for the full year.

                The accompanying condensed consolidated financial statements have been prepared based on the assumption that the Company will continue as a going concern. However, during the nine months ended April 30, 2000, the Company only generated revenues of approximately $832,000, while it incurred a net loss of $9,629,000 and its operating activities used $6,262,000 of cash. Management believes that the Company will continue to incur net losses and its operating activities will continue to make significant cash expenditures through at least April 30, 2001.

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Organization and basis of presentation (concluded):
                Management also believes that the commercial success and profitability of the Company will depend significantly on its ability to expand its subscriber base in the United States and internationally which, in turn, will depend on its ability to expand the range of services it will provide to subscribers, including the ability to bring "real time" video reporting to subscribers through the web sites it is developing. Therefore, although the Company had working capital of $1,976,000 and cash balances of $1,312,000 as of April 30, 2000, management believes that the Company will need substantial amounts of additional liquid resources to meet obligations under contractual commitments and fund the activities needed to expand its subscriber base and the range of services it will provide. If the Company requires additional funding over and above the financing arrangements described in Note 8 and such financing is not available, the conditions described above, among others, would have raised substantial doubts about the Company's ability to continue as a going concern. Therefore, the Company may be forced to restructure, file for bankruptcy or cease operations.

Note 2 - Earnings (loss) per share:
                The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period.

                Diluted earnings per share has not been presented in the accompanying condensed consolidated statements of operations because: (i) the Company had net losses for the nine and three months ended April 30, 2000 and, accordingly, the assumed effects of the exercise of all of the Company's outstanding stock options and warrants and the application of the treasury stock method would have been anti-dilutive and (ii) the Company did not have any potentially dilutive common shares during the nine and three months ended April 30, 1999.

Note 3 - Capitalized software development costs:
                The Company capitalizes the costs of purchased software which is ready for use in connection with the development of its web site. Such costs are amortized using the straight-line method over estimated useful lives which do not exceed five years.

                During the three months ended April 30, 2000, management decided that the Company's initial web site in the United States would not be commercially successful unless the software was redesigned, and the Company entered into a contract for the purchase of such redesigned software. The redesigned software became operational in June 2000. As a result, management reduced the estimated useful life of the old software and wrote down its cost by $48,000 as of April 30, 2000.

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 4 - Investment in and commitment to invest in other companies:
                During the nine months ended April 30, 2000, the Company purchased a 7% equity interest in another Internet-based provider of financial and investment information. As of April 30, 2000, the investment was carried at its cost of $300,000. The investee is controlled by a consultant to the Company.

                During the nine months ended April 30, 2000, the Company had also made deposits and incurred other costs aggregating $262,248 (which were included in other assets) related to an agreement for its acquisition of a minority equity interest in a company that has developed software that will allow multiple web pages to be utilized at the same time. The software could facilitate access to the Company's web sites through web sites maintained by other providers of financial and investment information. If the agreement is consummated, the Company would own approximately a 2.5% equity interest in this investee.

Note 5 - Income taxes:
                As of April 30, 2000, January 31, 2000 and July 31, 1999, the Company had net operating loss carryforwards of approximately $6,534,000, $3,659,000 and $538,000, respectively, available to reduce future Federal taxable income which will expire in 2020. The Company did not have any net operating loss carryforwards as of April 30, 1999, January 31, 1999 and July 31, 1998.

                The Company's deferred tax assets as of April 30, 2000 and July 31, 1999 consisted of the effects of temporary differences attributable to the following:

                                                                         April 30,             July 31,
                                                                           2000                  1999
                                                                        -----------           ---------

                    Deferred revenues, net                              $    72,700            $105,600
                    Goodwill                                                  6,400              11,200
                    Unearned compensation                                 1,595,000             108,400
                    Net operating loss carryforwards                      2,609,700             214,800
                                                                        -----------           ---------
                                                                          4,283,800             440,000
                    Less valuation allowance                             (4,283,800)           (440,000)
                                                                        -----------           ---------

                        Totals                                          $       -             $     -
                                                                        ===========           =========

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 5 - Income taxes (concluded):
                Due to the uncertainties primarily related to the extent and timing of the Company's future taxable income arising from the changes in the nature of its business described in Note 1, the Company offset its deferred tax assets by an equivalent valuation allowance as of April 30, 2000, January 31, 2000 and July 31, 1999. Accordingly, although the Company had pre-tax losses for the nine and three months ended April 30, 2000, it increased the valuation allowance by $3,843,800 and $1,783,400 for the nine and three months ended April 30, 2000, respectively, and did not recognize a credit for Federal income taxes in either period.

                The Company's effective tax rates for the nine and three months ended April 30, 1999 differed from the statutory Federal income tax rate of 34% primarily as a result of the effects of nondeductible expenses and state income taxes.

Note 6 - Commitments:
                Web site development costs:
                    As of April 30, 2000, the Company had contractual obligations aggregating approximately $289,000 for services to be rendered subsequent to that date in connection with the on-going development of its web site.

                Consulting and employment agreements:
                    As of April 30, 2000, the Company was obligated to make approximate cash payments under consulting and employment agreements as follows:

                         Year Ending
                         January 31,             Consulting          Employment             Total
                        --------------         -------------      ----------------     -------------

                              2001                $1,170,000              $176,000        $1,346,000
                              2002                   529,000                                 529,000
                              2003                    19,000                                  19,000
                                               -------------      ----------------     -------------

                                Totals            $1,718,000              $176,000        $1,894,000
                                                  ==========              ========        ==========

                Operating leases:
                    The Company leases office space under month-to-month and longer term noncancelable operating leases. Rent expense was $221,000 and $65,000 for the nine and three months ended April 30, 2000, respectively. Rent expense was not material for the nine and three months ended April 30, 1999. As of April 30, 2000, minimum rental obligations under noncancelable operating leases that expire through October 2001 totaled approximately $115,000 of which $79,000 and $36,000 is payable in the years ending April 30, 2001 and 2002, respectively.

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 7 - Other issuances of common stock, warrants and stock options:
                During the nine months ended April 30, 2000, the Company received proceeds of $2,474,960, net of related costs and expenses of $275,040, from the sale of 785,715 shares of common stock. The sales were made through private placements exempt from registration under the Securities Act of 1933.

                On October 1, 1999, the Board of Directors approved the 1999 Long-term Incentive Plan (the "Incentive Plan") which provides for individual awards to officers, employees, directors, consultants and certain other individuals that may take the form of stock options and certain other types of awards for which the value is based in whole or in part upon the fair market value of the Company's common stock. The number of shares of common stock that may be subject to all types of awards under the Incentive Plan may not exceed 15% of the aggregate number of shares of the Company's common stock outstanding as of the date of grant. As of April 30, 2000, the number of shares that could have been subject to awards under the Incentive Plan was limited to 2,217,301 shares.

                As of April 30, 2000, the Company had granted options under the Incentive Plan and had granted other stock options and warrants for the purchase of a total of 1,635,500 shares of common stock. Substantially all of these options and warrants were granted from March 1, 1999 through April 30, 2000 pursuant to several consulting agreements primarily with investment analysts and commentators (see Note 6). Most of the agreements have an initial term of one year and are renewable at the option of the Company for an additional year.

                The number of shares subject to options and warrants as of August 1, 1999 and April 30, 2000 and the changes in the number of shares subject to options and warrants during the nine months ended April 30, 2000 along with information as to related charges to compensation and unearned compensation is set forth below:

                                                                                                            Range of
                                                                                            Number          Exercise
                                                                                          of Shares           Price
                                                                                          ----------    ---------------

                    Options outstanding, August 1, 1999 (A)                                  335,000    $2.00 -  $16.25

                    Options and warrants granted (B) (C)                                   2,150,500      $2.00 - $6.00

                    Options cancelled (C)                                                   (100,000)            $16.25
                                                                                          ----------

                    Options and warrants outstanding, April 30, 2000                       2,385,500      $2.00 - $6.00
                                                                                           =========      =============

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 7 - Other issuances of common stock, warrants and stock options
(continued):
                (A) During the year ended July 31, 1999, the Company issued options to purchase a total of 335,000 shares of common stock, at exercise prices of $2.00 and $16.25 per share that were initially scheduled to expire at various dates through July 2009, and a total of 20,000 shares of common stock as part of the consideration paid or to be paid pursuant to agreements with consultants. In addition, an executive officer of the Company transferred 100,000 shares of common stock with a fair value of $1,312,500 to one of the consultants. The options had an estimated fair value of $1,826,850 and the shares issued and transferred had an estimated fair value of $1,460,000. Accordingly, the Company recorded a total of $3,286,850 as unearned compensation during the year ended July 31, 1999 in connection with such issuances.

                (B) Includes options for the purchase of 810,500 shares granted pursuant to the Incentive Plan.

                (C) During the nine months ended April 30, 2000, the Company issued options to purchase a total of 1,400,500 shares of common stock at exercise prices ranging from $2.00 to $3.50 per share and warrants to purchase 750,000 shares of common stock that are scheduled to expire at various dates through April 2010 as part of the consideration paid or to be paid pursuant to agreements with consultants. The options and warrants had an estimated fair value of $7,885,505. Options for the purchase of 200,000 shares were issued pursuant to an amendment to an agreement consummated with a consultant during the year ended July 31, 1999. The amendment resulted in the cancellation of options for the purchase of 100,000 shares at $16.25 per share under the original agreement that had an estimated fair value of $165,000 at the date of grant. Accordingly, the Company recorded a total of $7,720,505 (the fair value of the options and warrants issued less the fair value of the options and warrants cancelled at their respective grant dates) as unearned compensation during the nine months ended April 30, 2000 .

                The fair values of the options, warrants and shares issued and transferred pursuant to the consulting agreements were determined in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," using the "minimum value method" through October 31, 1999 (due to the limited amount of trading in the Company's shares through that date) and the Black-Scholes option-pricing model thereafter. The fair values were determined based on the following assumptions:

                    Expected years of option life:                            5
                    Risk-free interest rate:                                  6%
                    Dividend yield:                                           0%
                    Volatility:
                        Through October 31, 1999                              0%
                        November 1, 1999 through January 31, 2000            79%
                        February 1, 2000 through April 30, 2000             110%

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)


Note 7 - Other issuances of common stock, warrants and stock options
(concluded):
                Unearned compensation is being amortized to expense on a straight-line basis over the initial term of each consulting agreement. A total of $3,721,903, $1,546,180 and $271,462 was amortized during the nine and three months ended April 30, 2000 and the year ended July 31, 1999, respectively. The unamortized balance of $7,013,990 and $3,015,388 has been reflected as a reduction of stockholders' equity as of April 30, 2000 and July 31, 1999, respectively.

Note 8 - Subsequent events:
                Employment agreements:
                    From May 1, 2000 through June 15, 2000, the Company entered into consulting agreements with several other investment analysts and commentators (see Note 6). Each agreement has an initial term of one year and is renewable at the option of the Company for another year. The consideration paid or to be paid by the Company pursuant to these agreements will consist of cash payments aggregating $50,000 and issuances of options to purchase 450,000 shares of the Company's common stock at $2.00 per share that will expire at various dates through June 2010. The options had a fair value of approximately $555,500 at their respective grant dates (see
                    Note 7), which will be amortized to compensation expense on a straight-line basis over the initial term of each consulting agreement.

                Financing agreements:
                    On June 12, 2000, the Company effected a private placement of a convertible debenture in the principal amount of $2,500,000 that matures June 12, 2003 and bears interest at an annual rate of 8%. The principal of and interest on the debenture is convertible at the option of the investor into common stock of the Company at the lesser of $1.31 per share or 75% of the average of the five lowest closing bid prices for such shares on the 20 trading days preceding the conversion. The Company can require such conversion at a rate based on a matrix of market price per share and daily volume in each 15 day period ranging from a high of $900,000 ($3.00 per share and 200,000 shares of daily trading volume) to $30,000 ($1.00 per share and 30,000 shares of daily trading volume). As collateral for the debenture, the Company agreed to deposit 2,000,000 shares of its common stock in a segregated account with Thompson Kernaghan & Co., Ltd, one of the placement agents for the transaction. If an event of default takes place under the debenture, the investor shall be entitled to foreclose on these shares. Upon conversion of the debenture, the shares held in escrow will be returned to the Company pro rata in accordance with the conversion amount. The purchaser of the debenture also received a warrant to purchase 428,571 shares of the Company's common stock at a price of $1.75 per share during the five year period subsequent to the date of issuance.

                       JagNotes.com Inc. and Subsidiaries

              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)


Note 8 - Subsequent events (concluded):
                Financing agreements (concluded):
                    As of June 14, 2000, the Company entered into a $10,000,000 equity line of credit agreement with the same investor pursuant to which it can put its shares to the investor, from time to time, once they are registered with the SEC, at a price equal to 85% of the average of the five lowest closing bid prices for such shares over the ten trading days preceding the sale of such shares. The Company may put such shares to the investor at the rate determined by the matrix for the forced conversion of the debenture described in the preceding paragraph. However, the Company is entitled to a minimum drawdown of $350,000, net of placement agent commissions, every 15 days under the equity line. The Company also agreed to issue to the investor on each date on which the investor advances funds to the Company under the equity line a warrant to purchase a number of shares equal to 20% of the number of shares that are subject to an advance under the equity line. The exercise price for these warrants will be equal to 110% of the highest reported bid price of the Company's common stock for the five trading days preceding the date on which an advance is made to the Company by the investor.

                    Placement agents and their counsel received a fee of 10% of the principal amount of the debenture and proceeds of the sale of shares under the equity line, as well as five year warrants to purchase 275,000 shares of the Company's common stock at $2.00 per share and the payment of their legal fees. In addition, the Company is required to pay all of the SEC registration costs for the shares to be issued upon conversion of the debenture, under the equity line of credit and upon exercise of the warrants.

                    Pursuant to an agreement with a consultant entered into on July 21, 2000, the consultant and certain of its affiliates received five-year stock purchase warrants to acquire up to an aggregate of 1,250,000 shares of the Company's common stock at $2.00 per share in exchange for investment banking services rendered to the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

   The Articles of Incorporation of JagNotes provide for the indemnification of the directors, officers, employees and agents of JagNotes to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by
(a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Other Expenses of Issuance and Distribution.

      Registration fee                          $6,985
      Blue Sky fees and expenses                 2,500
      Legal fees and expenses                   60,000
      Accounting fees and expenses              15,000
      Printing and related expenses             10,000
      Miscellaneous                              5,000
                                               -------
      TOTAL                                    $99,485

      All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by JagNotes.

Recent Sales of Unregistered Securities.

      JagNotes has made the following sales of unregistered securities within the last three years:

      On July 21, 2000, we entered into a consulting agreement with The May Davis Group, Inc. pursuant to which we issued warrants to acquire an aggregate of 1,250,000 shares of our common stock to May Davis and five of its affiliates in exchange for investment banking services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

      On June 12, 2000, we closed a private sale of a convertible debenture in the principal amount of $2,500,000 due June 12, 2003 and bearing interest at 8% per year, which is convertible into shares of our common stock, to CALP II, a Canadian investor. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

      On June 14, 2000, we entered into a $10,000,000 Equity Line of Credit Agreement with CALP II, a Canadian investor, pursuant to which we can put our shares, once registered with the SEC, from time to time, at a purchase price equal to 85% of the average of the five lowest closing bid prices for such shares over the ten trading days preceding the sale of such shares, subject to volume limitations based upon current trading volumes and market price per share. In connection with the Equity Line of Credit Agreement, we issued CALP II a five-year stock purchase warrant to purchase 428,571 shares of our common stock. We have agreed to pay a 10% finders' fee and issue warrants to acquire 250,000 shares of our common stock to certain placement agents in connection with this transaction. The investments under the Equity Line of Credit Agreement will be made in reliance upon Regulation S.

      On March 15, 2000, we entered into a consulting agreement with M.S. Farrell & Co., Inc. pursuant to which we issued warrants to acquire 750,000 shares of our common stock to M.S. Farrell in exchange for investment banking services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

      On March 14, 2000, we entered into an agreement with Strategic Growth International, Inc. pursuant to which we granted a stock option to acquire 500,000 shares of our common stock to Strategic Growth International in exchange for investor relations sevices. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

      In January 2000, we closed a private sale of 785,715 shares of common stock to Reliant Limited, a corporation organized under the laws of the Isle of Man, for cash consideration of $2,750,000, $1,500,000 of which was paid to us on January 17, 2000 and $1,250,000 of which was paid to us during the three month period ended April 30, 2000. A 10% fee was paid to the placement agent out of the each drawdown. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

      In May 1999, we closed a private sale of 1,665,390 shares of common stock and 555,130 warrants to 27 accredited investors for cash consideration of approximately $7,327,000 received in March and April of 1999. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      In May 1999, we issued 20,000 shares of its common stock to one person in exchange for services. The issuance of such shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

      In March 1999, the Company (then known as Professional Perceptions, Inc.) issued a total of 4,990,000 shares of common stock to 9 sophisticated investors for cash consideration of $940,000. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D promulgated thereunder.

      In March 1999 the Company (then known as Professional Perceptions, Inc.) issued 3,500,000 shares of common stock to the stockholders of JagNotes, Inc. in exchange for all of the outstanding shares of JagNotes, Inc. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

      In March and April 1998 the Company (then known as Professional Perceptions, Inc.) sold 720,900 shares of common stock to approximately 30 investors for cash consideration totaling approximately $70,000. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D promulgated thereunder.

      In December 1997 the Company (then known as Professional Perceptions, Inc.) sold 3,100,000 shares of common stock to the three founders of the Company in exchange for $5,275. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Exhibits.

      2.1 Agreement and Plan of Reorganization dated March 16, 1999 between Professional Perceptions, Inc. (now known as JagNotes.com Inc.); Harold Kaufman, Jr., an officer, director and principal stockholder thereof; NewJag, Inc.; and the stockholders of NewJag, Inc. (1)

      2.2 Agreement and Plan of Merger dated as of July 29, 1999 by and among JagNotes Notes, Inc., a New Jersey corporation, and JagNotes.com, Inc., a Nevada corporation (2)

      3.1   Articles of Incorporation of JagNotes.com Inc., as amended (2)

      3.2   Bylaws of JagNotes.com Inc. (2)

      4.1 Form of Common Stock Purchase Warrant issued in connection with May 1999 private placement (6)

      4.2 Stock Option to acquire 500,000 shares of common stock granted to Strategic Growth International, Inc. on March 14, 2000, included in
            Exhibit 10.2 (4)

      4.3 Stock Purchase Warrant to acquire 750,000 shares of common stock issued to M.S. Farrell & Co., Inc. on March 15, 2000, included in
            Exhibit 10.3 (4)

      4.4   2000 8% Convertible Debenture, due June 12, 2003 (5)

      4.5 Form of Stock Purchase Warrant issued in connection with June 2000 private placement (5)

      4.6 Form of Stock Purchase Warrant issued in connection with May Davis Consulting Agreement, included in Exhibit 10.9.

      5.1   Opinion of Thomas J. Mazzarisi, Esq.

      10.1  1999 Long Term Incentive Plan (3)

      10.2 Agreement, dated as of March 14, 2000, by and between the Company and Strategic Growth International, Inc. (4)

      10.3 Consulting Agreement, dated as of March 15, 2000, by and between the Company and M.S. Farrell & Co., Inc. (4)

      10.4 Securities Purchase Agreement, dated as of June 12, 2000, by and between the Company and CALP II Limited Partnership (5)

      10.5 Equity Line of Credit Agreement, dated as of June 14, 2000, by and between the Company and CALP II Limited Partnership (5)

      10.6 First Amendment, dated July 19, 2000, to Equity Line of Credit Agreement, dated as of June 14, 2000, between the Company and CALP II Limited Partnership

      10.7 Placement Agency Agreement, dated as of June 12, 2000, by and between the Company and Thompson Kernaghan and Company, Ltd. (5)

      10.8 Placement Agency Agreement, dated as of June 12, 2000, by and between the Company and May Davis Group, Inc. (5)

      10.9 Consulting Agreement, dated as of July 21, 2000, by and between the Company and The May Davis Group, Inc.

      16.1  Letter Regarding Change in Certifying Accountant (1)

      21.1  List of Subsidiaries

      23.1  Consent of J.H. Cohn LLP

      23.2  Consent of Stephen Russo, CPA

      23.3 Consent of Thomas J. Mazzarisi, Esq., counsel for the Registrant, included in Exhibit 5.1.

      27    Financial Data Schedule

      99.1 Articles of Merger of JagNotes, Inc. into JagNotes.com, Inc. (including Certificate of Correction related thereto) (2)

-------------------

(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on July 30, 1999.
(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on September 30, 1999.
(3) Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on October 26, 1999.
(4) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed on June 16, 2000.
(5) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on June 16, 2000.
(6) Previously filed as an exhibit to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on June 22, 2000.

Undertakings.

      A. Supplementary and Periodic Information, Documents and Reports

      Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

      B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of 1933

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      C. Indemnification

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New Jersey on July 24, 2000.

                                      JAGNOTES.COM INC.


                                      By:  /s/ Gary Valinoti
                                           -------------------------------------
                                           Gary Valinoti
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/ Gary Valinoti                                              July 24, 2000
-------------------------------
Gary Valinoti, President, Chief Executive
Officer and Director
(Principal Executive Officer)



 /s/ Stephen Russo                                              July 24, 2000
-------------------------------
Stephen Russo, Chief Financial Officer
(Principal Financial Officer)



 /s/ Thomas Mazzarisi                                           July 24, 2000
-------------------------------
Thomas Mazzarisi, Executive Vice President,
General Counsel and Director



 /s/ Stephen Schoepfer                                          July 24, 2000
-------------------------------
Stephen Schoepfer, Executive Vice President,
Chief Operating Officer, Secretary and Director